UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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MAXYGEN, INC.

(Name of the Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MAXYGEN, INC.

515 Galveston Drive

Redwood City, California 94063

April 16, 2010

To Our Stockholders:

I am pleased to invite you to attend the Maxygen, Inc. 2010 Annual Meeting of Stockholders. The meeting will be held at the offices of Maxygen, 301 Galveston Drive, Redwood City, California 94063, on May 27, 2010, at 8:30 a.m. local time.

The matters that we expect to act upon at the meeting are described in detail in the following Notice of Annual Meeting of Stockholders and Proxy Statement. We will also transact ordinary annual meeting business at the Annual Meeting of Stockholders.

Your vote is very important. Whether or not you attend the annual meeting, we hope you will vote as soon as possible. There are three ways that you can cast your ballot—by telephone, by Internet or by mailing the proxy card. Please review the instructions on the proxy card regarding each of these voting options.

We thank you for your support and look forward to seeing you at the meeting.

Sincerely,

/s/ Isaac Stein
Isaac Stein Executive Chairman of the Board of Directors

MAXYGEN, INC.

515 Galveston Drive

Redwood City, CA 94063

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 27, 2010

To Our Stockholders:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Maxygen, Inc., a Delaware corporation (the “Company” or “Maxygen”), will be held on May 27, 2010, at 8:30 a.m. local time at the offices of Maxygen, Inc., 301 Galveston Drive, Redwood City, California 94063 for the following purposes:

1.	To elect six directors of Maxygen each to serve until the 2011 Annual Meeting of Stockholders and until his successor has been elected and qualified or until his earlier death, resignation or removal. Maxygen’s Board of Directors intends to present the following nominees for election as directors:

Louis G. Lange	Gordon Ringold
Kenneth B. Lee, Jr.	Isaac Stein
Ernest Mario	James R. Sulat

2.	To ratify the selection of Ernst & Young LLP as the independent registered public accounting firm of Maxygen for the fiscal year ending December 31, 2010.

3.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

These business items are more fully described in the Proxy Statement accompanying this Notice.

After careful consideration, the Board of Directors has determined that the election of six directors of Maxygen and the ratification of Ernst & Young LLP as Maxygen’s independent registered public accounting firm for the fiscal year ending December 31, 2010 are in the best interests of Maxygen and Maxygen stockholders. The Board of Directors recommends that Maxygen stockholders vote “FOR” the election of the six nominated directors of Maxygen and “FOR” the ratification of the selection of Ernst & Young LLP as the independent registered public accounting firm of Maxygen for the fiscal year ending December 31, 2010.

The Board of Directors has fixed the close of business on April 1, 2010 as the record date for identifying those stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof. In accordance with Delaware law, a list of stockholders will be available for inspection in the office of the Corporate Secretary, Maxygen, Inc., 301 Galveston Drive, Redwood City, California for ten days prior to the Annual Meeting. Such list also will be available at the Annual Meeting.

By Order of the Board of Directors

/s/ John M. Borkholder
John M. Borkholder Secretary

Redwood City, California

April 16, 2010

The proxy statement, the accompanying form of proxy and the Annual Report are being mailed to stockholders and posted on our website on or about April 16, 2010 in connection with the solicitation of proxies on behalf of the Board of Directors of Maxygen. All stockholders are cordially invited to attend the meeting in person. Whether or not you expect to attend the Annual Meeting, you are urged to vote your shares as soon as possible so that your shares can be voted at the Annual Meeting in accordance with your instructions on the proxy card. Please note that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must obtain from the record holder a proxy issued in your name. For specific instructions on voting, please refer to the instructions on the proxy card.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders

To Be Held on May 27, 2010

The Proxy Statement and the Annual Report are available at http://proxy.maxygen.com.

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QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

The enclosed proxy is solicited on behalf of the Board of Directors of Maxygen, for use at the Annual Meeting of Stockholders of Maxygen to be held on May 27, 2010 at 8:30 a.m. local time (the “Annual Meeting”), or at any adjournment or postponement of the meeting, for the purposes set forth in this Proxy Statement and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at Maxygen’s offices at 301 Galveston Drive, Redwood City, California 94063. Maxygen’s telephone number is (650) 298-5300.

The proxy materials, including this proxy statement, proxy card and our 2009 Annual Report on Form 10-K are first being distributed to stockholders of record as of April 1, 2010 (the “Record Date”) and made available on our website at www.maxygen.com under the headings “Investors/SEC Filings” on or about April 16, 2010. These materials are also available at proxy.maxygen.com in a manner that does not infringe on the anonymity of the person accessing such website.

Q:	Why am I receiving this proxy statement and proxy card?

A:	You are receiving a proxy statement and proxy card because you owned shares of our common stock as of the Record Date. This proxy statement and proxy card relate to our Annual Meeting (and any adjournment thereof) and describes the matters on which we would like you, as a stockholder, to vote.

Q:	When and where is the Annual Meeting?

A:	The Annual Meeting will be held at the offices of Maxygen, Inc. 301 Galveston Drive, Redwood City, California 94063, on May 27, 2010 at 8:30 a.m. local time.

Q:	When is Maxygen’s Record Date?

A:	The Record Date is April 1, 2010. Stockholders of record at the close of business on the Record Date are entitled to notice of, and to vote at, the Annual Meeting. On the Record Date, 30,972,186 shares of Maxygen’s common stock were issued and outstanding and entitled to vote.

Q:	What proposals will be voted on at the Annual Meeting?

A:	You will be asked to consider and vote on the following proposals:

1.	To elect six directors of Maxygen, each to serve until the 2011 Annual Meeting of Stockholders and until his successor has been elected and qualified or until his earlier death, resignation or removal. Maxygen’s Board of Directors intends to present the following nominees for election as directors:

Louis G. Lange	Gordon Ringold
Kenneth B. Lee, Jr.	Isaac Stein
Ernest Mario	James R. Sulat

2.	To ratify the selection of Ernst & Young LLP as the independent registered public accounting firm of Maxygen for the fiscal year ending December 31, 2010.

We will also consider any other business that properly comes before the Annual Meeting. However, on the date this proxy statement went to press, we did not know of any matters to be raised at the Annual Meeting other than those referred to in this proxy statement.

Q:	How does our Board of Directors recommend that I vote?

A:	Our Board of Directors recommends that you vote:

1.	FOR the election to the Board of the six nominees named in this Proxy Statement.

2.	FOR the ratification of Ernst & Young LLP as Maxygen’s independent registered public accounting firm for the fiscal year ending December 31, 2010.

Q:	What vote of our stockholders is required to elect the six nominees to the Board?

A:	The six nominees receiving the highest number of affirmative votes of the shares present or represented and entitled to be voted for them will be elected as directors.

Q:	What vote of our stockholders is required to ratify Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010?

A:	If a quorum is present and voting, the affirmative vote of a majority of the votes cast on the proposal will be required to ratify the appointment of Ernst & Young LLP as Maxygen’s independent registered public accounting firm for the fiscal year ending December 31, 2010.

Our Bylaws do not require that the stockholders ratify the selection of Ernst & Young LLP as our independent registered public accounting firm. However, we are submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders do not ratify the selection, the Audit Committee will reconsider whether or not to retain Ernst & Young LLP. Even if the selection is ratified, the Audit Committee in its discretion may change the appointment at any time during the year if the Audit Committee determines that such a change would be in the best interests of Maxygen and its stockholders.

Q:	What does it mean if I get more than one proxy card?

A:	If you have shares of common stock that are registered differently or are in more than one account, you will receive more than one proxy card. Please follow the directions for voting on each of the proxy cards you receive to ensure that all of your shares are voted.

Q:	How do I vote without attending the Annual Meeting?

A:	Holders of Maxygen’s common stock are entitled to one vote for each share held as of the Record Date. Holders of common stock do not have cumulative voting rights. Whether you hold shares in your name or through a broker, bank or other nominee, you may vote without attending the Annual Meeting. If shares are not voted in person, you may vote by granting a proxy. For shares held through a broker, bank or other nominee, such nominee may vote your shares for routine proposals but, on non-routine proposals your shares will only be voted if you submit voting instructions to that nominee. Subject to the limitations described below, you may vote by proxy:

1.	by completing, signing and dating the enclosed proxy card and mailing it promptly in the enclosed envelope;

2.	by telephone; or

3.	electronically through the Internet.

Q:	How do I vote by telephone or through the internet?

A:	If you are a registered stockholder (that is, if you own common stock in your own name and not through a broker, bank or other nominee that holds common stock for your account in a “street name” capacity), you may vote by proxy by using either the telephone or Internet methods of voting. Proxies submitted by telephone or through the Internet must be received by 1:00 a.m., Central time, on May 27, 2010. Please see the proxy card provided to you for instructions on how to access the telephone and Internet voting systems. If your shares of common stock are held in “street name” for your account, your broker, bank or other nominee will advise you whether you may vote by telephone or through the Internet. Submitting your proxy via the Internet or by telephone will not affect your right to vote in person should you decide to attend the Annual Meeting.

Q:	How do I vote in person at the Annual Meeting?

A:	If you are a stockholder of record of Maxygen as of the Record Date, you may attend the Annual Meeting and vote your shares in person at the meeting by giving us a signed proxy card or ballot before voting is closed. If you want to do that, please bring proof of identification with you. Even if you plan to attend the meeting, we recommend that you vote your shares in advance as described above. Your vote will be counted even if you later decide not to attend. You may obtain directions to the location of the Annual Meeting by visiting our website at www.maxygen.com or by contacting us at (650) 298-5300.

If you hold your shares in “street name,” you may vote those shares in person at the meeting only if you obtain and bring with you a signed proxy from the necessary nominees giving you the right to vote the shares. To do this, you should contact your broker, bank or nominee.

Q:	Can I change my vote after I have mailed in my signed proxy card?

A:	Yes. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to Maxygen a written notice of revocation or a duly executed proxy bearing a date later than the date of the proxy being revoked, or by attending the Annual Meeting and voting in person. Attending the Annual Meeting will not, by itself, revoke the proxy. If your shares are held in the name of a broker or other nominee who is the record holder, you must follow the instructions of your broker or other nominee to revoke a previously given proxy.

Q:	What is the procedure for soliciting proxies?

A:	Maxygen will pay for the entire cost of proxy solicitations, including preparation, assembly, printing and mailing of proxy solicitation materials. Maxygen will provide copies of solicitation materials to banks, brokerage houses, fiduciaries and custodians holding in their names shares of our common stock, beneficially owned by others to forward these materials to the beneficial owners of common stock. Maxygen may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials. Proxies may also be solicited by certain of Maxygen’s directors, officers and employees, without additional compensation, personally or by telephone, facsimile or letter. Maxygen has also retained a proxy solicitor, Okapi Partners LLC, and estimates that fees for such solicitor will be approximately $7,500, plus expenses.

Q:	What happens if I return a proxy card without giving specific voting instructions?

A:	If you hold shares in your name and sign and return the proxy card without giving specific voting instructions, your shares will be voted as recommended by Maxygen’s Board of Directors as follows:

1.	FOR the election to the Board of the six nominees named in this Proxy Statement.

2.	FOR the ratification of Ernst & Young LLP as Maxygen’s independent registered public accounting firm for the fiscal year ending December 31, 2010.

Q:	How are Abstentions and Broker Non-Votes counted, and what is the required quorum for the transaction of business at the Annual Meeting?

A:	Recent changes in regulation were made to take away the ability of your bank or broker to vote your uninstructed shares in the election of directors on a discretionary basis. The required quorum for the transaction of business at the Annual Meeting is a majority of the shares of common stock outstanding on the Record Date. Abstentions are included in the determination of shares present for quorum purposes. Because abstentions represent shares entitled to vote, the effect of an abstention will be the same as a vote against a proposal. However, abstentions will have no effect on the election of directors. If shares are held in “street name” through a bank, broker or other nominee, the nominee will not be permitted to exercise voting discretion with respect to Proposal 1. If the nominee is not given specific instructions, shares held in the name of such nominee will not be voted on Proposal 1 and will not be considered as present and entitled to vote with respect to that matter. Shares represented by such “broker non-votes” will, however, be counted in determining whether there is a quorum.

Q:	Where can I find Electronic Access to the Proxy Materials and Annual Report?

A:	This proxy statement and our 2009 Annual Report are available on our website at www.maxygen.com. These materials are also available at proxy.maxygen.com in a manner that does not infringe on the anonymity of the person accessing such website. Instead of receiving copies of our future annual reports and proxy materials by mail, stockholders can elect to receive an email that will provide electronic links to these documents. Opting to receive your future proxy materials online will save us the cost of producing and mailing documents to your home or business and also will give you an electronic link to the proxy voting site. Please visit www.maxygen.com to enroll for electronic delivery.

Q:	Who can help answer further questions?

A:	If you have more questions about the Annual Meeting or this proxy statement, you should contact us as follows:

Maxygen, Inc.

Attn: Secretary

515 Galveston Drive

Redwood City, CA 94063

Telephone: (650) 298-5300

PROPOSAL NO. 1

ELECTION OF DIRECTORS

At the Annual Meeting, stockholders will elect members of the Board to hold office until the 2011 Annual Meeting of Stockholders and until their respective successors have been elected and qualified or until any such director’s earlier death, resignation or removal. The Board has nominated all of the current directors for re-election to the Board. Each nominee listed below is currently a director of the Company. The size of the Board is presently set at six members. Accordingly, six nominees will be elected at the Annual Meeting to be the six directors of the Company. Directors are elected by a plurality (excess of votes cast over opposing nominees) of the votes present in person or represented by proxy and entitled to vote. If signed and returned, shares represented by the accompanying proxy will be voted for the election of the six nominees recommended by the Board unless the proxy is marked in such a manner as to withhold authority so to vote. If any nominee for any reason is unable to serve or for good cause will not serve, the proxies may be voted for such substitute nominee as the proxy holder may determine. Each person nominated for election has agreed to serve if elected and the Company has no reason to believe that any nominee will be unable to serve.

Nominees

The names of the nominees in alphabetical order and certain information about them as of April 16, 2010, are set forth below:

Name of Nominee	Age	Position Held With the Company	Director Since
Louis G. Lange, M.D., Ph.D(1)	61	Director	2005
Kenneth B. Lee, Jr.(1)	61	Director	2009
Ernest Mario, Ph.D.(1)	71	Director	2001
Gordon Ringold, Ph.D.(1)(2)	58	Director	1997
Isaac Stein(2)	62	Director & Executive Chairman of the Board	1996
James R. Sulat(2)	59	Chief Executive Officer, Chief Financial Officer & Director	2003

(1)	Member of the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee.
(2)	Member of the Alliances Committee.

Louis G. Lange, M.D., Ph.D., has served as a director since December 2005. Since June 2009, Dr. Lange has served as a Senior Advisor of Gilead Sciences, Inc. From April 2009 to June 2009, Dr. Lange served as Executive Vice President, Cardiovascular Therapeutics, of Gilead. He was a founder of CV Therapeutics, Inc. and served as its Chairman and Chief Executive Officer from August 1992 until the acquisition of the company by Gilead in April 2009. Dr. Lange has served as a trustee on the University of Rochester Board of Trustees since May 1997 and has been a member of the governing body of the Emerging Company Section of the Biotechnology Industry Organization since February 1999. From 1980 to 1992, Dr. Lange served on the faculty of Washington University School of Medicine, including as Chief of Cardiology at Jewish Hospital in St. Louis, Missouri from 1985 to 1992, and as a full Professor of Medicine from 1990 until 1992. Dr. Lange holds an M.D. from Harvard Medical School and a Ph.D. in biological chemistry from Harvard University.

Kenneth B. Lee, Jr. has served as a director since September 2009. He is currently a General Partner with Hatteras Venture Partners, LLC (formerly, BioVista Capital, LLC), which he joined in 2003. From January 2002 to June 2002, Mr. Lee served as President of A.M. Pappas & Associates, an international life sciences venture development company. From 2000 to 2001, Mr. Lee was Managing Director of Ernst & Young LLP’s Health Sciences Corporate Finance Group. From 1982 through 2000, Mr. Lee was a Partner of Ernst & Young LLP. Mr. Lee is also a director of OSI Pharmaceuticals, Inspire Pharmaceuticals, Inc. and Pozen, Inc. and has

previously served as a director of Abgenix, Inc. and CV Therapeutics, Inc. Mr. Lee also serves as a member of the executive committee of the Board of the North Carolina Biotechnology Industry Organization. Mr. Lee received a B.A. from Lenoir-Rhyne College and an M.B.A. from the University of North Carolina at Chapel Hill.

Ernest Mario, Ph.D., has served as a director since July 2001. Since August 2007, Dr. Mario has served as the Chairman of the Board and Chief Executive Officer of Capnia, Inc., a privately held pharmaceutical company. From April 2003 to August 2007, Dr. Mario served as the Chairman of the Board and Chief Executive Officer of Reliant Pharmaceuticals, Inc., a privately held pharmaceutical company. Prior to joining Reliant Pharmaceuticals, he was Chairman and Chief Executive Officer of IntraBiotics Pharmaceuticals, Inc., a biopharmaceutical company, and its predecessor Apothogen, Inc. from January 2002 until April 2003. Dr. Mario was the Chairman and Chief Executive Officer of ALZA Corporation, a pharmaceutical company, from 1997 to 2001 and was Co-Chairman and Chief Executive Officer of ALZA Corporation from 1993 to 1997. Prior to joining ALZA, Dr. Mario served as Chief Executive Officer of Glaxo Holdings plc, a pharmaceutical company, from 1989 to 1993, and as Deputy Chairman from 1992 to 1993. Dr. Mario is also a director of Pharmaceutical Product Development, Inc. Celegene Corporation and Boston Scientific Corporation and has previously served as a director of IntraBiotics Pharmaceuticals, Inc. Dr. Mario received a Ph.D. and an M.S. in physical sciences from the University of Rhode Island and a B.S. in pharmacy from the Ernest Mario School of Pharmacy at Rutgers University.

Gordon Ringold, Ph.D., has served as a director since September 1997. Since 2005, Dr. Ringold has served as Chairman and Chief Executive Officer of Alavita Pharmaceuticals, Inc., a private biotechnology company. From 1997 to 2005, Dr. Ringold served as Chairman and Chief Executive Officer of SurroMed, Inc., a biotechnology company focused on novel clinical databases. From March 1995 to February 2000, Dr. Ringold was Chief Executive Officer and Scientific Director of Affymax Research Institute where he managed the development of novel technologies to accelerate the pace of drug discovery. Before serving as Chief Executive Officer of Affymax, Dr. Ringold was the President and Scientific Director of Affymax Research Institute. Dr. Ringold received a Ph.D. in microbiology from University of California, San Francisco in the laboratory of Dr. Harold Varmus before joining the Stanford University School of Medicine, Department of Pharmacology. Dr. Ringold also received a B.S. in biology from the University of California, Santa Cruz. Dr. Ringold is also a director of Alexza Pharmaceuticals, Inc.

Isaac Stein has served as the Company’s Chairman of the Board of Directors since June 1998 and as Executive Chairman of the Board of Directors since September 2009, and has been a director since May 1996. Since November 1982, Mr. Stein has been President of Waverley Associates, Inc., a private investment firm. He is a member of and the emeritus Chairman of the Board of Trustees of Stanford University and is a director of American Balanced Fund, Inc., International Growth and Income Fund, Inc. and The Income Fund of America, Inc. (all affiliated with the Capital Group Companies), and Alexza Pharmaceuticals, Inc. He is also a director of the James Irvine Foundation. Mr. Stein received an M.B.A. and J.D. from Stanford University and a B.A. in mathematical economics from Colgate University.

James R. Sulat has served as the Company’s Chief Executive Officer and Chief Financial Officer since October 2009 and has served as a director since October 2003. From February 2008 to November 2008, Mr. Sulat served as the Chief Financial Officer of Memory Pharmaceuticals Corp., a biotechnology company. From May 2005 to February 2008, Mr. Sulat served as Chief Executive Officer of Memory Pharmaceuticals Corp. Mr. Sulat was Senior Executive Vice President and Interim Chief Financial Officer of R.R. Donnelley & Sons Co., a diversified printing company, from February 2004 until May 2004. From April 2003 to February 2004, Mr. Sulat was Senior Executive Vice President of Moore Wallace Incorporated, a diversified printing company that was acquired by R.R. Donnelley in 2004. From April 1998 to April 2003, Mr. Sulat was Vice President and Chief Financial Officer of Chiron Corporation, a biotechnology company. Mr. Sulat is also a director of Intercell AG and Momenta Pharmaceuticals, Inc., and has previously served as a director of Memory Pharmaceuticals Corp. and Vans, Inc. Mr. Sulat holds a B.S. from Yale University, an M.B.A. from Stanford University and an M.S. in health services administration from Stanford University.

Qualifications of Nominees

Our Board and Corporate Governance and Nominating Committee have evaluated and recommended each of the six directors currently standing for election at the Annual Meeting. The following table highlights the specific experience, qualifications, attributes and skills of the director nominees that led to the conclusion that the nominee should serve as a director of Maxygen:

Nominee	Relevant Experience and Qualifications
Louis G. Lange	Significant leadership and business experience, including as the founder of CV Therapeutics, Inc. and by serving as its Chairman and Chief Executive Officer from August 1992 until the acquisition of the company by Gilead in April 2009. Significant scientific experience, as he holds a Ph.D. in biological chemistry from Harvard University and previously served on the faculty of Washington University School of Medicine, including as Chief of Cardiology at Jewish Hospital in St. Louis, Missouri from 1985 to 1992, and as a full Professor of Medicine from 1990 until 1992. Breadth of knowledge about Maxygen’s business, given service on Maxygen’s Board since 2005.

Kenneth B. Lee, Jr.	Significant business experience, including currently serving as a General Partner with Hatteras Venture Partners, LLC, a venture capital firm focused on biopharmaceuticals, medical devices, diagnostics, and related opportunities in human medicine, and as a director of several other biopharmaceutical companies, including OSI Pharmaceuticals, Inspire Pharmaceuticals, Inc. and Pozen, Inc. Significant financial expertise, as he previously served as Managing Director of Ernst & Young LLP’s Health Sciences Corporate Finance Group and as a Partner of Ernst & Young LLP.

Ernest Mario	Significant leadership and business experience, including currently serving as the Chairman of the Board and Chief Executive Officer of Capnia, Inc., a privately held pharmaceutical company, and previously serving as Chief Executive Officer of several public and private pharmaceutical and biopharmaceutical companies, including Reliant Pharmaceuticals, Inc., IntraBiotics Pharmaceuticals, Inc., ALZA Corporation and Glaxo Holdings plc. Significant scientific experience, as he holds a Ph.D. and an M.S. in physical sciences from the University of Rhode Island and a B.S. in pharmacy from the Ernest Mario School of Pharmacy at Rutgers University. Breadth of knowledge about Maxygen’s business, given service on Maxygen’s Board since 2001.

Gordon Ringold	Significant leadership and business experience, including currently serving as Chairman and Chief Executive Officer of Alavita Pharmaceuticals, Inc. and previously serving as Chief Executive Officer of SurroMed, Inc. and Affymax Research Institute. Significant scientific experience, as he earned a Ph.D. in microbiology from University of California, San Francisco in the laboratory of Dr. Harold Varmus before joining the Stanford University School of Medicine, Department of Pharmacology. Breadth of knowledge about Maxygen’s business as a result of service on Maxygen’s Board since 1997.

Isaac Stein	Significant leadership, business and financial experience across a range of industries, including biotechnology and investment management, by currently serving as the President of Waverley Associates, Inc., a private investment firm, and as a member of the board of directors of various public and private biopharmaceutical companies, including Alexza Pharmaceuticals, Inc., and various investment funds, including the American Balanced Fund, Inc., International Growth and Income Fund, Inc. and The Income Fund of America, Inc. (all affiliated with the Capital Group Companies). Significant business and legal expertise, as he holds both an M.B.A. and J.D. from Stanford University and previously served as a partner in the law firm of Heller Ehrman White & McAuliffe LLP. Breadth of knowledge about Maxygen’s business as a result of service on Maxygen’s Board since its formation in 1996, including as the Chairman of Maxygen’s Board since June 1998 and as Executive Chairman since September 2009.

Nominee	Relevant Experience and Qualifications
James R. Sulat	Significant leadership, business and financial experience, including by serving as Maxygen’s Chief Executive Officer and Chief Financial Officer since October 2009 and previously serving as Chief Executive Officer and Chief Financial Officer of Memory Pharmaceuticals Corp, Senior Executive Vice President and Interim Chief Financial Officer of R.R. Donnelley & Sons Co., and Chief Financial Officer of Chiron Corporation, and by serving as a member of the board of Intercell AG and Momenta Pharmaceuticals, Inc. Breadth of knowledge about Maxygen’s business, given service on Maxygen’s Board since 2005, including as Chairman of the Audit Committee until October 2009.

Required Vote

The six nominees receiving the highest number of affirmative votes of the shares present or represented and entitled to be voted for them will be elected as directors.

THE BOARD RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES LISTED ABOVE.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines for the Company that embody long-standing practices of the Company and also include procedures designed to incorporate current corporate governance best practices. In addition, the Board has adopted a Code of Business Conduct for Employees, Executive Officers and Directors that establishes corporate standards of behavior for all our employees, officers, and directors. Copies of the Company’s Corporate Governance Guidelines and Code of Business Conduct are available on our website at www.maxygen.com under “Corporate Governance.”

Board Composition and Meetings

The Board currently consists of six members, each of whom is a nominee for election to the Board at the Annual Meeting. The Board met 13 times during 2009. No nominated director attended fewer than 75% of the aggregate of the total number of meetings of the Board and the total number of meetings held by all committees of the Board on which he served (during the period that he served), except for Dr. Lange and Dr. Mario.

Director Attendance at Annual Meeting

The Board and the Company encourages all directors to attend each annual meeting of stockholders. In furtherance of this policy and to maximize the attendance of directors at annual meetings, the Company generally schedules annual meetings of stockholders on the same day, and in the same location, as a regularly scheduled meeting of the Board. However, due to the scheduling of the 2009 Annual Meeting of Stockholders, which took place in September 2009 in connection with stockholder approval of our joint venture arrangement with Astellas Pharma, Inc., only Mr. Stein was able to attend the 2009 Annual Meeting of Stockholders.

Board Independence

As required under the listing standards of the Nasdaq Global Market and our Corporate Governance Guidelines, a majority of the members of our Board must qualify as “independent,” as affirmatively determined by the Board. Our Corporate Governance Guidelines require that, on an annual basis, each director complete a Director and Officer Questionnaire identifying any transactions with us in which the director or their family members have an interest. Consistent with these considerations, after review of the Director and Officer Questionnaires and all relevant information regarding transactions or relationships between each director or their family members, and the Company, our executive officers and our independent auditors, the Board has affirmatively determined that all of our current directors, except for Mr. Sulat, our Chief Executive Officer and Chief Financial Officer, and Mr. Stein, the Executive Chairman of the Board, are “independent” within the meaning of the applicable Nasdaq listing standards. In making this determination, the Board found that none of the directors, except for Mr. Sulat and Mr. Stein, had a relationship with the Company other than as a director and stockholder. Mr. Sulat is not independent based on his service as our Chief Executive Officer and Chief Financial Officer. Mr. Stein is not independent by virtue of the consulting arrangement between us and Waverley Associates, Inc., a private investment firm of which Mr. Stein is the president and sole stockholder. See “Related Party Transactions.”

Board Leadership Structure

Mr. Stein has served as the Chairman of our Board since June 1998 and as Executive Chairman since September 2009. Mr. Sulat has served as our Chief Executive Officer, as well as our Chief Financial Officer, since October 2009. At this time, the Board believes that the positions of Chairman of the Board and Chief Executive Officer should remain separate to enable the Board to effectively provide guidance to, and oversight and accountability of, management. In carrying out his responsibilities as Executive Chairman, Mr. Stein preserves the distinction between management and oversight, maintaining the responsibility of management to develop corporate strategy and the responsibility of the Board to review and express its views on corporate strategy. To fulfill his role, Mr. Stein, among other things, creates and maintains an effective working relationship between the Board and our management, provides the Chief Executive Officer with ongoing direction as to current Board’s needs, interests and opinions, and ensures that the Board agenda is appropriately directed to the matters of greatest importance to the company. Mr. Stein’s duties as the Executive Chairman of the Board include: (i) presiding over all meetings of the Board; (ii) preparing the agenda for Board meetings with the Corporate Secretary and in consultation with the Chief Executive Officer and other members of the Board; (iii) coordinating periodic review of management’s strategic plan for the Company; (iv) after consulting with other Board members and the Chief Executive Officer, making recommendations to the Corporate Governance and Nominating Committee as to the membership of various Board committees and committee chairs; (v) presiding over all meetings of stockholders; (vi) encouraging active participation by each member of the Board; and (vii) performing such other duties and services as the Board may require.

The Board believes this leadership model, together with all Board members (other than the Chairman and the Chief Executive Officer) being independent, all key committees of the Board being comprised solely of, and chaired by, independent directors (and the fact that all independent directors currently are members of each of the key committees of the Board) and the Company’s established governance guidelines, provides an effective leadership structure for the Company.

The Board’s Role in Risk Management

Risk management is an integral part of Board and Committee deliberations throughout the year. As a part of its oversight function, the Board monitors how management operates the Company. When making any decisions and approving strategies the Board considers, among other things, the risks and vulnerabilities the Company faces, including operational risks facing the Company, their relative magnitude and management’s plan for mitigating these risks.

Our Audit Committee, which is comprised solely of independent directors, is responsible for assessing the risks associated with Maxygen’s business. At one or more regular meetings of the Audit Committee, our Audit Committee reviews risks associated with our financial and accounting systems, accounting policies, investment strategies and other matters that have significant elements of risk associated with them. In addition, our Audit Committee regularly meets in executive session and in private sessions with Maxygen’s independent registered public accounting firm to discuss, among other things, risks to Maxygen’s business. Further, our Compensation Committee, which is also comprised solely of independent directors, is responsible for evaluating Maxygen’s compensation policies and practices for its employees to help ensure that these policies and practices do not incentive employees to take risks that are reasonably likely to have a material adverse effect on Maxygen.

Board Committees

Standing committees of the Board include an Audit Committee, a Compensation Committee, and a Corporate Governance and Nominating Committee. The Board has adopted and maintains charters for each of its standing committees. Copies of the charters of the committees named above are available on our website at www.maxygen.com under “Corporate Governance.”

Audit Committee. The Audit Committee represents the Board in discharging its responsibilities relating to the accounting, reporting, and financial practices of the Company and its subsidiaries, and has general responsibility for surveillance of internal controls and accounting and audit activities of the Company and its subsidiaries. Specifically, the Audit Committee (i) is directly responsible for the appointment, compensation and oversight of the Company’s independent registered public accounting firm; (ii) reviews the Company’s annual financial statements with management and the Company’s independent registered public accounting firm prior to filing any Form 10-K; (iii) reviews with the Company’s independent registered public accounting firm the scope, procedures and timing of the annual audits; (iv) reviews the Company’s accounting and financial reporting principles and practices; (v) reviews the adequacy and effectiveness of the Company’s internal controls over financial reporting; (vi) reviews the scope of other services to be performed by the independent registered public accounting firm; (vii) reviews the independence and effectiveness of the Company’s independent registered public accounting firm and its significant relationships with the Company; (viii) reviews the adequacy of the Company’s accounting and financial personnel resources; (ix) reviews the Audit Committee charter on an annual basis; (x) reviews with management and the Company’s independent registered public accounting firm quarterly financial results, and the results of any significant matters identified as a result of the auditor’s review procedures, prior to filing any Form 10-Q; and (xi) reviews any other matters relative to the audit of the Company’s accounts and the preparation of its financial statements that the Audit Committee deems appropriate.

The Audit Committee is also responsible for establishing procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, including the confidential, anonymous submission by Maxygen employees, received through established procedures, of concerns regarding questionable accounting or auditing matters.

During 2009, the Audit Committee met five times. The membership of the Audit Committee is currently comprised of Kenneth Lee (Chairman), Louis Lange, Ernest Mario and Gordon Ringold. Prior to September 22, 2009, Mr. Sulat was the Chairman of the Audit Committee. Mr. Lee was appointed as Chairman of the Audit Committee on September 22, 2009 to replace Mr. Sulat in connection with his appointment as our Chief Executive Officer and Chief Financial Officer. Dr. Lange was appointed to the Audit Committee on March 9, 2010. The Audit Committee is a separately designated standing audit committee established in accordance with section 3(a)(58)(A) of the Securities Exchange Act of 1934, or the Exchange Act. The Board has determined that all current members of the Audit Committee are “independent” under applicable Nasdaq listing standards and the rules of the Securities and Exchange Commission, or SEC, regarding audit committee membership. The Board has also determined that each of Mr. Lee and Dr. Mario is an “audit committee financial expert” as defined under SEC rules.

Compensation Committee. The Compensation Committee reviews and approves all compensation programs applicable to executive officers of the Company, establishes, reviews, and evaluates the overall strategy for employee compensation, reviews and discusses with management the Compensation Discussion and Analysis (which is prepared by management), and prepares a Compensation Committee Report. The Compensation Committee is also responsible for evaluating and making recommendations to our Board regarding director compensation. As noted above, our Compensation Committee also evaluates Maxygen’s compensation policies and practices for its employees to help ensure that these policies and practices do not incent employees to take risks that are reasonably likely to have a material adverse effect on Maxygen. The Compensation Committee’s processes and procedures for determining executive compensation are described below in “Executive Compensation—Compensation Discussion and Analysis.”

Our Compensation Committee has the authority to engage the services of its own outside advisors to assist it in determining the compensation of our executive officers. On a periodic basis, at the Compensation Committee’s request, we have engaged the compensation consultant Syzygy, Inc., or Syzygy, to provide the Compensation Committee with an independent, comprehensive review of our executive compensation programs. In 2009, Syzygy was retained to gather and analyze survey data and review and advise the Compensation Committee on (i) strategic long-term incentive programs for continuing Maxygen employees, including executive officers, and Board members, (ii) base, incentive and stock compensation levels for Mr. Sulat in connection with his appointment as Chief Executive Officer, and for Mr. Stein in his role as Executive Chairman and (iii) Board compensation. Syzygy provides consulting services solely to our Compensation Committee and does not receive professional fees from us for any other services.

During 2009, the Compensation Committee met twice. The Compensation Committee is currently comprised of Ernest Mario (Chairman), Louis Lange, Kenneth Lee and Gordon Ringold. Prior to September 22, 2009, the Compensation Committee was comprised of Dr. Lange, as Chairman, and Dr. Mario. On September 22, 2009, Dr. Mario was appointed as the Chairman, and Mr. Lee was appointed as a member, of the Compensation Committee. Dr. Ringold was appointed as a member of the Compensation Committee on March 9, 2010. The Board has determined that each member of the Compensation Committee is “independent” under applicable Nasdaq listing standards.

Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee makes recommendations to the Board as to the appropriate size of the Board or any Board committee and reviews the qualifications of candidates for the Board (including those proposed by stockholders) and makes recommendations to the Board on potential Board members (whether created by vacancies or as part of the annual election cycle).

In addition, the Corporate Governance and Nominating Committee establishes procedures for the oversight and evaluation of the Board and management and considers conflicts of interest involving executive officers or Board members. Stockholders wishing to submit director recommendations for our 2011 Annual Meeting should submit their proposals to the Corporate Governance and Nominating Committee, in care of our Corporate Secretary in accordance with the time limitations, procedures and requirements described in the section titled “Process for Nominating Directors” below.

During 2009, the Corporate Governance and Nominating Committee met twice. The Corporate Governance and Nominating Committee is currently comprised of Louis Lange (Chairman), Kenneth Lee, Ernest Mario and Gordon Ringold. Prior to September 22, 2009, the Corporate Governance and Nominating Committee was comprised of Dr. Ringold, as Chairman, M.R.C. Greenwood, a former director, and Mr. Sulat. On September 22, 2009, Dr. Lange was appointed as the Chairman, and Dr. Mario was appointed as a member, of the Corporate Governance and Nominating Committee. Mr. Sulat resigned as a member of the Corporate Governance and Nominating Committee in connection with his appointment as our Chief Executive Officer and Chief Financial Officer. Mr. Lee was appointed as a member of the Corporate Governance and Nominating Committee on March 9, 2010. The Board has determined that all members of the Corporate Governance and Nominating Committee are “independent” under applicable Nasdaq listing standards.

Alliances Committee. Our Board also maintains an Alliances Committee that was formed in September 2009 and is responsible for periodically examining and reporting to the Board on the Company’s joint venture arrangement with Astellas Pharma Inc. Gordon Ringold (Chairman), Isaac Stein and James Sulat are the current members of the Alliances Committee. The Alliances Committee met one time during 2009.

Communications with the Board

Stockholders and other interested parties may contact any member (or all members) of the Board (including, without limitation, the non-employee directors as a group), any Board committee or any Chair of any such committee by U.S. mail or by e-mail. To communicate with the Board, any individual director or any group or committee of directors, correspondence should be addressed to the Board or any such individual director or group or committee of directors by either name or title. If by U.S. mail, such correspondence should be sent c/o Corporate Secretary, Maxygen, Inc., 515 Galveston Drive, Redwood City, CA 94063. E-mail messages should be sent to CorporateSecretary@maxygen.com.

All communications received as set forth in the preceding paragraph will be reviewed by the Corporate Secretary for the sole purpose of determining whether the contents represent a message to the Company’s directors. Any contents that are not in the nature of advertising, promotions of a product or service, or patently offensive material will be forwarded promptly to the addressee. In the case of communications to the Board or any group or committee of directors, the Corporate Secretary will make sufficient copies (or forward such information in the case of e-mail) of the contents to send to each director who is a member of the group or committee to which the communication is addressed.

Process for Nominating Directors

The Corporate Governance and Nominating Committee is responsible for identifying and evaluating nominees for director and for recommending to the Board a slate of nominees for election at the Annual Meeting.

In evaluating the suitability of individuals for Board membership or continued Board membership, the Corporate Governance and Nominating Committee takes into account many factors, including whether the individual meets requirements for independence; the individual’s general understanding of the various disciplines relevant to the success of a publicly-traded biotechnology company; the individual’s understanding of the Company’s business; the individual’s professional expertise and educational background. Our Corporate Governance and Nominating Committee will also consider whether the candidate assists in achieving a mix of members that promote a diversity of background, professions, views, geographic location and specialized experience. The Corporate Governance and Nominating Committee evaluates each individual in the context of the Board as a whole, with the objective of recommending a group of directors that can best achieve the success of the business and represent stockholder interests through the exercise of sound judgment, using its diversity of experience. In determining whether to recommend a director for re-election, the Corporate Governance and Nominating Committee also considers the director’s past attendance at meetings and participation in and contributions to the activities of the Board. The Corporate Governance and Nominating Committee has not established any specific minimum qualification standards for nominees to the Board, although from time to time the Corporate Governance and Nominating Committee may identify certain skills or attributes (e.g., financial experience or product development experience) as being particularly desirable to help meet specific Board needs that have arisen. The Corporate Governance and Nominating Committee does not distinguish between nominees recommended by stockholders and other nominees.

In identifying potential candidates for Board membership, the Corporate Governance and Nominating Committee relies on suggestions and recommendations from the Board, stockholders, management and others. From time to time, the Corporate Governance and Nominating Committee may also retain search firms to assist it in identifying potential candidates for director, gathering information about the background and experience of such candidates and acting as an intermediary with such candidates. Stockholders wishing to suggest candidates to the Corporate Governance and Nominating Committee for consideration as directors must timely submit a written notice to the Corporate Secretary of the Company, whose address is 515 Galveston Drive, Redwood City, CA 94063. The Corporate Governance and Nominating Committee’s process does not vary based on whether or not a candidate is recommended by a stockholder. The Company’s Bylaws set forth the procedures a stockholder must follow to nominate directors. For a stockholder to nominate a candidate for director at the 2011 Annual Meeting of Stockholders notice of the nomination must be received by the Company prior to January 27, 2011. The notice must include all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, pursuant to Regulation 14A under the Exchange Act (including the consent of the nominee to be named in the proxy statement as a nominee and to serve as a director if elected). The Corporate Governance and Nominating Committee will consider any nominee properly presented by a stockholder, and will make a recommendation to the Board. After full consideration by the Board, the stockholder presenting the nomination will be notified of the Board’s conclusion. The Company’s Bylaws are available on our website at www.maxygen.com under “Corporate Governance.” Copies of the Company’s Bylaws may also be obtained by writing to the Corporate Secretary at the above address.

Code of Ethics

We have adopted a written code of ethics that applies to our senior financial officers, including our principal executive officer, principal financial officer and principal accounting officer. We have posted the text of such code of ethics on our website (www.maxygen.com). We intend to satisfy the disclosure requirement of Item 5.05 of Form 8-K regarding an amendment to, or a waiver from, a provision of our code of ethics that applies to our principal executive officer, principal financial officer, or principal accounting officer by posting such information on our website.

Compensation Committee Interlocks and Insider Participation

During 2009, Ernest Mario, Louis Lange and Kenneth Lee served as members of the Company’s Compensation Committee. They have no relationship with the Company other than as directors and stockholders. During 2009, no executive officer of the Company served as a director, or as a member of any Compensation Committee, of any other for-profit entity that had an executive officer that served on the Board of Directors or Compensation Committee of the Company.

PROPOSAL NO. 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Ernst & Young LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010. The Company is submitting the Audit Committee’s selection of independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited the Company’s financial statements since December 1998. The Company expects that representatives of Ernst & Young LLP will be present at the Annual Meeting, will have an opportunity to make a statement if they wish and will be available to respond to appropriate questions.

Required Vote

If a quorum is present and voting, the affirmative vote of a majority of the votes cast on the proposal will be required to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010.

The Company’s Bylaws do not require that the stockholders ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm. However, the Company is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders do not ratify the selection, the Audit Committee will reconsider whether or not to retain Ernst & Young LLP. Even if the selection is ratified, the Audit Committee in its discretion may change the appointment at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.

THE BOARD RECOMMENDS A VOTE “FOR” THIS PROPOSAL.

Audit and Non-Audit Fees

The following table presents fees for professional audit services rendered by Ernst & Young LLP for the audit of the Company’s annual financial statements for the years ended December 31, 2008 and 2009, and fees billed for other services rendered by Ernst & Young LLP during those periods.

	2008	2009
Audit fees(1)	$568,438	$519,218
Audit related fees(2)	2,175	73,995
Tax fees(3)	42,102	—

Total	$612,715	$593,213

(1)	Audit fees consisted of professional services rendered by Ernst & Young LLP for the audit of the Company’s annual financial statements and internal control over financial reporting, review of unaudited interim financial statements included in the Company’s quarterly reports on Form 10-Q and consultation regarding financial accounting and reporting standards.
(2)	Audit related fees consisted of (i) consultations in connection with certain registration statements and other filings with the SEC and (ii) subscription fees for Ernst & Young LLP’s online research service. During 2009, these fees also included accounting consultation services related to our joint venture arrangement with Astellas.
(3)	Tax fees in 2008 consisted principally of consultations regarding the audit of the Company’s Danish tax filings by Danish tax authorities.

The Audit Committee has determined that the rendering of non-audit services by Ernst & Young LLP was compatible with maintaining their independence.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the independent registered public accounting firm. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm.

Prior to engagement of the independent registered public accounting firm for the next year’s audit, management will discuss with the Audit Committee the services expected to be rendered by the independent registered public accounting firm during that year for each of four categories of services.

1. Audit services include audit work performed with respect to the financial statements and internal control over financial reporting, as well as work that generally only the independent registered public accounting firm can reasonably be expected to provide, including consultation regarding the proper application of financial accounting and/or reporting standards.

2. Audit related services are for assurance and related services that are traditionally performed by the independent registered public accounting firm, including due diligence related to mergers and acquisitions, employee benefit plan audits, and special procedures required to meet certain regulatory requirements.

3. Tax services include all services performed by the independent registered public accounting firm’s tax personnel, except those services specifically related to the audit of the financial statements, and includes fees in the areas of tax compliance, tax planning, tax advice, and expatriate tax consulting and tax return preparation. Other than consultations regarding the audit of the Company’s Danish tax filings by Danish tax authorities in 2008, the Company currently does not retain its independent registered public accounting firm for corporate tax compliance or corporate tax reporting services.

4. Other services include those associated with services not captured in the other categories. The Company generally does not request such services from the independent registered public accounting firm.

Prior to engagement, the Audit Committee (or as described below, the Chairman of the Audit Committee) pre-approves all audit and permissible non-audit services to be provided by its independent registered public accounting firm. The Audit Committee has delegated pre-approval authority to the Chairman of the Audit Committee. The Chairman of the Audit Committee must report any pre-approval decisions to the Audit Committee at its next scheduled meeting.

The Audit Committee pre-approved all audit related services rendered in 2009 and did not rely on the waiver of pre-approval requirement provided by paragraph (c)(7)(i)(C) of Rule 2-01 of Regulation S-X promulgated under the Exchange Act.

AUDIT COMMITTEE REPORT(1)

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls.

In this context, the Audit Committee has met and held discussions with management and the independent registered public accounting firm regarding the fair and complete presentation of the Company’s results and the assessment of the Company’s internal control over financial reporting. The Audit Committee has discussed significant accounting policies applied by the Company in its financial statements. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm.

The Audit Committee has discussed with the independent auditors the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board, or PCAOB, in Rule 3200T.

The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the audit committee concerning independence, and has discussed with the independent registered public accounting firm its independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, for filing with the SEC.

AUDIT COMMITTEE

Kenneth Lee (Chairman)(2)
Louis Lange(3)
Ernest Mario
Gordon Ringold

(1)	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, is not subject to Regulations 14A or 14C of the Exchange Act, or subject to the liabilities of Section 18 of the Exchange Act, and is not to be incorporated by reference in any of the Company’s filings under the Securities Act of 1933 or the Exchange Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.
(2)	Mr. Lee was appointed as a member and the Chairman of the Audit Committee on September 22, 2009.
(3)	Dr. Lange was appointed as a member of the Audit Committee on March 9, 2010.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of the Company’s common stock as of April 1, 2010 by (i) each of our directors and named executive officers, (ii) all of our directors and executive officers as a group, and (iii) each person known by us to own more than 5% of our common stock.

Percentage of ownership is based upon 30,972,186 shares outstanding as of April 1, 2010. Beneficial ownership is calculated based upon SEC requirements. All shares of common stock subject to options currently exercisable or exercisable within 60 days after April 1, 2010 are deemed to be outstanding for the purpose of computing the percentage of ownership of the person holding such options, but are not deemed to be outstanding for computing the percentage of ownership of any other person. Unless otherwise indicated below, each stockholder named in the table has sole or shared voting and investment power with respect to all shares beneficially owned, subject to applicable community property laws. Unless otherwise indicated in the table, the address of each individual listed in the table is c/o Maxygen, Inc., 515 Galveston Drive, Redwood City, California 94063.

Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Conus Partners, Inc.(1)	3,091,230	9.9
49 West 38th Street, 11th Floor New York, NY 10018 United States of America
Russell J. Howard(2)	2,204,270	6.7
James R. Sulat(3)	488,399	1.6
Grant Yonehiro(4)	559,738	1.8
Isaac Stein(5)	923,404	3.0
Louis G. Lange(6)	102,500	*
Kenneth B. Lee, Jr.(7)	31,000	*
Ernest Mario(8)	130,464	*
Gordon Ringold(9)	407,194	1.3
Elliot Goldstein(10)	1,000,217	3.1
Lawrence Briscoe(11)	1,136,281	3.5
All current directors and executive officers as a group (7 persons)(12)	2,579,501	8.0

*	Less than 1% of Maxygen’s outstanding common stock.
(1)	Based solely on the information provided on a Form 4 filed with the SEC on March 22, 2010.
(2)	Includes (i) 302,715 shares held by the Russell J. Howard & Maureen C. Howard Trust, of which Dr. Howard is a trustee; (ii) 9,621 shares held by the Maxygen 401(k) Plan; (iii) 1,812,502 shares that are subject to options that are currently exercisable; and (iv) 59,353 shares that are subject to restricted stock units that were released effective April 1, 2010, but not delivered on that date.
(3)	Includes (i) 400,000 shares subject to a restricted stock award that vests as to 10% of the shares subject to the award on September 22, 2010, quarterly thereafter until September 22, 2011 as to 20% of the shares subject to the award, quarterly thereafter until September 22, 2012 as to 45% of the shares subject to the award, and quarterly thereafter until September 22, 2013 as to the remaining 25% of the shares subject to the award; (ii) 899 shares held by the Maxygen 401(k) Plan; and (iii) 87,500 shares that are subject to options that are currently exercisable or exercisable within 60 days of April 1, 2010.
(4)	Includes (i) 4,175 shares held by the Maxygen 401(k) Plan; (ii) 477,500 shares that are subject to options that are currently exercisable; and (iii) 58,985 shares that are subject to restricted stock units that have vested, but have not yet been released.

(5)	Includes (i) 200,000 shares subject to a restricted stock award that vests as to 10% of the shares subject to the award on September 22, 2010, quarterly thereafter until September 22, 2011 as to 20% of the shares subject to the award, quarterly thereafter until September 22, 2012 as to 45% of the shares subject to the award, and quarterly thereafter until September 22, 2013 as to the remaining 25% of the shares subject to the award; (ii) 292,706 shares held by the Stein 1995 Revocable Trust, of which Mr. Stein is a trustee; and (iii) 307,500 shares that are subject to options that are currently exercisable or exercisable within 60 days of April 1, 2010. Also includes 63,198 shares held by Technogen Enterprises, L.L.C. Mr. Stein is a Managing Member of Technogen Enterprises, L.L.C. and disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in the limited liability company.
(6)	Includes (i) 20,000 shares subject to a restricted stock award that vests as to 10% of the shares subject to the award on September 22, 2010, quarterly thereafter until September 22, 2011 as to 20% of the shares subject to the award, quarterly thereafter until September 22, 2012 as to 45% of the shares subject to the award, and quarterly thereafter until September 22, 2013 as to the remaining 25% of the shares subject to the award; (ii) 10,000 shares subject to a restricted stock award that vests as to 25% of the shares subject to the award on September 22, 2010, 2011, 2012 and 2013; and (iii) 72,500 shares that are subject to options that are currently exercisable or exercisable within 60 days of April 1, 2010.
(7)	Includes (i) 20,000 shares subject to a restricted stock award that vests as to 10% of the shares subject to the award on September 22, 2010, quarterly thereafter until September 22, 2011 as to 20% of the shares subject to the award, quarterly thereafter until September 22, 2012 as to 45% of the shares subject to the award, and quarterly thereafter until September 22, 2013 as to the remaining 25% of the shares subject to the award; and (ii) 10,000 shares subject to a restricted stock award that vests as to 25% of the shares subject to the award on September 22, 2010, 2011, 2012 and 2013.
(8)	Includes (i) 20,000 shares subject to a restricted stock award that vests as to 10% of the shares subject to the award on September 22, 2010, quarterly thereafter until September 22, 2011 as to 20% of the shares subject to the award, quarterly thereafter until September 22, 2012 as to 45% of the shares subject to the award, and quarterly thereafter until September 22, 2013 as to the remaining 25% of the shares subject to the award; (ii) 10,000 shares subject to a restricted stock award that vests as to 25% of the shares subject to the award on September 22, 2010, 2011, 2012 and 2013; and (iii) 97,500 shares that are subject to options that are currently exercisable.
(9)	Includes (i) 20,000 shares subject to a restricted stock award that vests as to 10% of the shares subject to the award on September 22, 2010, quarterly thereafter until September 22, 2011 as to 20% of the shares subject to the award, quarterly thereafter until September 22, 2012 as to 45% of the shares subject to the award, and quarterly thereafter until September 22, 2013 as to the remaining 25% of the shares subject to the award; (ii) 10,000 shares subject to a restricted stock award that vests as to 25% of the shares subject to the award on September 22, 2010, 2011, 2012 and 2013; (iii) 57,500 shares that are subject to options that are currently exercisable or exercisable within 60 days of April 1, 2010; and (iv) 256,496 shares held by the Gordon Ringold and Tanya Zarucki Trust, of which Dr. Ringold is a trustee. Also includes 63,198 shares held by Technogen Enterprises, L.L.C. Dr. Ringold is a Managing Member of Technogen Enterprises, L.L.C. and disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in the limited liability company.
(10)	Includes (i) 930,000 shares that are subject to options that are currently exercisable; and (ii) 70,217 shares that are subject to restricted stock units that have vested, but have not yet been released.
(11)	Includes (i) 4,849 shares held by the Maxygen 401(k) Plan; (ii) 1,080,596 shares that are subject to options that are currently exercisable; and (iii) 37,986 shares that are subject to restricted stock units that were released effective April 1, 2010, but not delivered on that date.
(12)	Includes shares included pursuant to notes (3) – (9).

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table provides certain information with respect to all of our equity compensation plans in effect as of December 31, 2009:

Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights		(b) Weighted-average exercise price of outstanding options, warrants and rights		(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders
2006 Equity Incentive Plan	1,962,000		$7.01	(1)	3,879,738
1997 Stock Option Plan(2)	3,351,298		$10.47		—
1999 Nonemployee Directors Stock Option Plan(3)	220,000		$12.05		—
1999 Employee Stock Purchase Plan	—	(4)	—	(4)	1,446,179	(5)
All plans approved by security holders	5,533,298		$9.31		5,325,917
Equity compensation plans not approved by security holders
2000 Non-Officer Stock Option Plan	2,176,848		$9.09		1,915,386
2000 International Stock Option Plan(6)	893,579		$24.17		—
All plans not approved by security holders	3,070,427		$13.48		1,915,386
Total	8,603,725		$10.80		7,241,303

(1)	Does not take into account restricted stock awards, restricted stock units and contingent performance units granted under our 2006 Equity Incentive Plan.
(2)	The 1997 Stock Option Plan was terminated as to new awards on May 30, 2006 in connection with stockholder approval of the 2006 Equity Incentive Plan, although stock options remain outstanding under such plan.
(3)	The 1999 Nonemployee Directors Stock Option Plan expired on September 29, 2009, although stock options remain outstanding under such plan.
(4)	Under the 1999 Employee Stock Purchase Plan, participants are permitted to purchase our common stock at a discount on certain dates through payroll deductions within a pre-determined purchase period. Accordingly, these numbers are not determinable.
(5)	As of September 1, 2009, we suspended all future employee purchases of our common stock under the 1999 Employee Stock Purchase Plan.
(6)	The 2000 International Stock Option Plan was terminated as to new awards on February 29, 2008 in connection with the cessation of operations at Maxygen ApS, the Company’s Danish subsidiary, although stock options remain outstanding under such plan.

EXECUTIVE OFFICERS

Executive officers are elected by the Board and serve at the discretion of the Board. Certain information regarding our executive officers as of April 16, 2010 is set forth below:

Name of Executive Officer	Age	Position Held With the Company
James R. Sulat.	59	Chief Executive Officer, Chief Financial Officer & Director
Grant Yonehiro	46	Senior Vice President; President and Chief Executive Officer of Perseid Therapeutics LLC

James R. Sulat’s biography is set forth under the heading “Proposal No. 1—Election of Directors.”

Grant Yonehiro has served as President and Chief Executive Officer of Perseid Therapeutics LLC, a majority-owned subsidiary of Maxygen, since September 2009. Mr. Yonehiro joined Maxygen in May 2003 as Vice President of Business Development, then served as Senior Vice President of Global Business Development & Managing Director of U.S. Operations beginning in January 2006 before being promoted to Chief Business Officer and Senior Vice President, Development Programs in March 2008. He continues to retain his title as Senior Vice President of Maxygen. From 1996 to 2003, Mr. Yonehiro held various senior management positions at GenVec, Inc., a biopharmaceutical company, including Vice President of Drug Development, Vice President of Commercial Operations, and Vice President of Product Management. Prior to joining GenVec, Mr. Yonehiro held various business development positions at Cell Genesys, Inc., a biopharmaceutical company, Piper Jaffray & Co., an investment bank, and the Technology Transfer Office at Lawrence Berkeley National Laboratory. Mr. Yonehiro graduated Magna Cum Laude from the University of Minnesota with a Bachelor of Individualized Studies and received his M.B.A. from the Haas School of Business at the University of California, Berkeley.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This compensation discussion describes the principles underlying our executive compensation policies and programs. It provides qualitative information regarding the manner and context in which compensation is awarded to and earned by our named executive officers and places in perspective the data presented in the tables and other quantitative information that follows this section.

Executive Summary

During 2008 and 2009, we implemented a revised corporate strategy to focus on the evaluation of strategic alternatives with respect to all aspects of our business, and we substantially restructured our operations. In September 2009, we consummated a joint venture transaction with Astellas Pharma, Inc., or Astellas, that has largely completed a multi-year strategic process to position our programs and assets in collaborations and other arrangements that are primarily supported by external parties. Accordingly, many of the executive compensation decisions made by the Compensation Committee and our Board for 2009 have been made in order to implement our strategic plans and provide appropriate retention incentives intended to ensure the success of such plans.

The restructuring of our operations in connection with the joint venture arrangement with Astellas resulted in the termination of our chief executive officer, chief financial officer and chief operating officer during 2009 and the appointment of Mr. James Sulat, a director, as our Chief Executive Officer and Chief Financial Officer. The joint venture arrangement with Astellas also resulted in the appointment of Mr. Grant Yonehiro, previously the Chief Business Officer of Maxygen, as the Chief Executive Officer and President of Perseid Therapeutics LLC, or Perseid. Perseid is Maxygen’s majority-owned subsidiary that was established in connection with the joint venture arrangement, through which we currently operate substantially all of our research and development operations.

For 2009, our named executive officers were as follows:

Named Executive Officer	Title
James R. Sulat	Chief Executive Officer, Chief Financial Officer & Director
Grant Yonehiro	Senior Vice President; President and Chief Executive Officer of Perseid Therapeutics LLC
Russell Howard	Former Chief Executive Officer
Lawrence Briscoe	Former Chief Financial Officer
Elliot Goldstein	Former Chief Operating Officer

Key compensation decisions made by the Compensation Committee and our Board for 2009 included the following:

•	We did not grant annual merit salary increases for any executive officer for 2009 and eliminated annual merit based stock option grants for all employees, including executive officers.

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We entered into amended and restated change in control agreements with Dr. Howard, Mr. Briscoe and Dr. Goldstein that established a process for the termination of their employment and certain transition matters in connection with the consummation of our joint venture arrangement with Astellas, and provided these former officers with cash severance payments and other benefits in connection with their termination in 2009.

•

We entered into a retention agreement with Mr. Yonehiro that provided Mr. Yonehiro with a transaction bonus of $600,000 and accelerated vesting of all outstanding equity awards upon consummation of our joint venture arrangement with Astellas. The agreement also provides for retention payments to Mr. Yonehiro totaling an additional $600,000 to be paid to him annually over three years. Upon his appointment as the President and Chief Executive Officer of Perseid, the Perseid Board of Managers also awarded Mr. Yonehiro a grant of 3,750,000 profits interest units, or PIUs, under the Perseid Therapeutics LLC 2009 Equity Incentive Plan.

•	We hired Mr. James Sulat, a director, as our Chief Executive Officer and Chief Financial Officer in September 2009 at an annual base salary of $525,520.

•

We established a new long-term incentive plan consisting of a one-time grant of stock options, shares of restricted stock and contingent performance units, or CPUs, that were designed to provide appropriate retention incentives through the four-year vesting period of the awards and to ensure the success of Maxygen’s long-term corporate strategy. In September 2009, we granted stock options and restricted stock awards to all Maxygen employees, including Mr. Sulat, who received a stock option to purchase 400,000 shares of common stock and 400,000 shares of restricted stock. We also granted CPUs to all holders of Maxygen stock options, including Mr. Sulat and Mr. Yonehiro, who received 353,259 CPUs and 246,394 CPUs, respectively.

•

We did not award 2009 bonuses to any of the named executive officers, except for Mr. Sulat, who was awarded a bonus of $65,690 for 2009, representing the full amount of his target bonus amount, as pro-rated for the three months of his employment during 2009.

Compensation Philosophy and Objectives

Our executive compensation programs are based on the belief that the interests of the executive officers should be closely aligned with our stockholders. To support this philosophy, a significant portion of each executive officer’s compensation is placed at risk and linked to the accomplishment of specific results that are expected to lead to the creation of value for our stockholders from both the short-term and long-term perspectives. Our compensation policies and programs are designed to:

•	Attract, develop, reward and retain highly qualified and productive individuals;

•	Motivate executive officers to improve our overall performance and reward executive officers when specific results have been achieved;

•	Encourage accountability by adjusting salaries and incentive awards based upon each executive officer’s individual performance, potential and contribution;

•	Tie incentive awards to the performance of our common stock to further reinforce the linkage between the interests of the stockholders and the executive officers; and

•	Ensure compensation levels that are both externally competitive and internally equitable.

While the Compensation Committee considers all elements of compensation and our compensation philosophy when determining individual components of pay and total compensation, it views total cash compensation (consisting of base salary and bonus amounts) as an essential part of achieving the objectives discussed above. As a result, the Compensation Committee sets both salary and bonus targets at a level that it believes are necessary to accomplish these objectives. However, the Compensation Committee does not follow any principles in a mechanical fashion; rather, the members use their experience and judgment in determining the compensation for each individual.

As noted above, the primary objective of the Compensation Committee and our Board of Directors during the past two years has been to implement our strategic plans and provide appropriate retention incentives intended to ensure the success of such plans.

In addition, it is anticipated that the Compensation Committee and Board of Maxygen will make executive compensation decisions only with respect to Mr. Sulat and any future executive officers of Maxygen, and that the Perseid Board of Managers, or a committee thereof, will make executive compensation decisions with respect to Mr. Yonehiro.

Process for Determining Executive Compensation

Components of Executive Compensation

The principal elements of our executive compensation program are base salary, an annual performance-based cash bonus, equity incentives and other benefits and perquisites. Our goal is to position the individual elements of our compensation program, as well as the aggregate of these elements, at a level that is commensurate with our size and performance, and is competitive in the biotechnology industry and geographic area in which we compete for talent.

Annual Evaluation

Our Compensation Committee typically meets at the end of each year to perform a strategic review of our executive officers’ cash compensation, equity holdings and other benefits, evaluate the performance of the executive officers, determine their annual bonuses for the current year, set their base salaries for the following year, and consider and approve any grants to them of equity incentive compensation for the following year. Our Compensation Committee’s most recent annual evaluation occurred in December 2009. During 2009, the Compensation Committee and Board conducted several periodic reviews to address various executive compensation matters related to our strategic plans and recent restructuring. In general, the Compensation Committee evaluates performance through an informal process that takes into account a number of subjective and objective factors in light of company performance against the business plan and goals approved by the Board for the year and the achievement of individual goals and objectives. This process allows the Compensation Committee to retain maximum discretion to adjust an executive officer’s compensation components upward or downward if it determines that such adjustment is appropriate and consistent with the objectives and principles of our executive compensation program and to reflect changes in business strategy, unforeseeable challenges or other events or developments not reflected in the business plan, performance measures and goals for the year.

In establishing our executive compensation policies, compensation programs and setting the specific components of compensation, the Compensation Committee considers several principal factors, including:

•	the compensation philosophy and guiding principles described above;

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the executive officer’s experience level, industry knowledge, scope of responsibility, current performance, future potential and the overall quality and effectiveness of their leadership at the Company;

•	all of the components of executive compensation, including base salary, incentive compensation under the bonus plan, stock options, benefits and perquisites;

•	the mix of performance pay to total compensation;

•	current and historical compensation levels;

•	internal pay equity among our executive officers; and

•	pay practices at comparable companies in the biotechnology industry.

No specific weighting is applied to these factors. The Compensation Committee may also consider industry conditions, corporate performance versus a peer group of companies and the overall effectiveness of our compensation program in achieving desired performance levels. The Compensation Committee believes these comparisons provide important additional context for determining the appropriate level of compensation for our executive officers.

Periodic Reviews

In addition to its annual evaluations, our Compensation Committee periodically reviews compensation levels and pay structure and other benefits for our executive officers to determine whether they provide adequate incentives and motivation to our executive officers and whether they adequately compensate our executive officers relative to comparable positions at other biotechnology companies. As noted above, the Compensation Committee and Board conducted several periodic reviews during 2009 to address various executive compensation matters related to our strategic plans and recent restructuring. As part of its review of the compensation to be paid to the executive officers, as well as the compensation programs generally available to the Company’s employees, the Compensation Committee explicitly and implicitly considers the riskiness of the compensation and compensation programs, and the management of these risks, in light of the Company’s overall business, strategy and objectives.

Role of Executive Officers in Compensation Decisions

Our Chief Executive Officer plays a significant role in the compensation process. The Chief Executive Officer, together with our human resources staff, assists the Compensation Committee by providing annual recommendations regarding the compensation of all employees, including executive officers. However, the Chief Executive Officer does not make recommendations for his own compensation. The Compensation Committee then performs its own evaluation of the executive officers, including the Chief Executive Officer, and exercises its discretion in modifying any recommended compensation or awards to executive officers. The Chief Executive Officer also plays a significant role in discussions with the Compensation Committee, our Board and with our other executive and senior officers to establish the corporate, financial and other strategic objectives that will be used as performance goals in connection with the annual cash bonus award for the executive officers. Other than as described herein, other executive officers have no role in making decisions regarding compensation of our executive officers. During the past few years, the Executive Chairman of the Board has also played a significant role in discussions with the Compensation Committee, our compensation consultant, our Board and executive officers to establish compensation programs for all employees, including executive officers.

Compensation Consultant

On a periodic basis, at the Compensation Committee’s request, we have engaged the compensation consultant Syzygy, Inc., or Syzygy, to provide the Compensation Committee with an independent, comprehensive review of our executive compensation programs. In 2009, Syzygy was retained to gather and analyze survey data and review and advise the Compensation Committee on (i) strategic long-term incentive programs for continuing Maxygen employees, including executive officers, and Board members, (ii) base, incentive and stock compensation levels for Mr. Sulat in connection with his appointment as Chief Executive Officer, and for Mr. Stein in his role as Executive Chairman and (iii) Board compensation.

Benchmarking

The Compensation Committee and our management have utilized independent compensation surveys, including the Radford Global Life Sciences Survey and the BioWorld Executive Compensation Report, to understand the compensation levels and pay structure at peer group companies. These surveys have been utilized to compare our compensation levels and pay structure to those of companies in the biotechnology industry with similar size and performance characteristics to ensure that we offer compensation that is competitive within that group of companies; however, the Compensation Committee uses its judgment to determine specific pay levels necessary to attract and retain executive talent. In exercising this judgment, the Compensation Committee looks beyond the market data and places significant weight on individual job performance and compensation history, future potential, internal pay equity, retention risk for individual executives, and, in the case of new hires, compensation at former employers.

The Compensation Committee initially established a peer group of companies in 2006 with the assistance of Syzygy. We believe that the group of public biotechnology companies is representative of the sector in which we operate, and the group was chosen because of each of the companies’ relative market capitalization, geographic location, revenue and therapeutic product focus on proteins and antibodies. The Compensation Committee periodically reviews this peer group with the assistance of Syzygy and makes adjustments it believes appropriate to ensure that the companies remain representative of the sector in which we operate, as well as to reflect certain consolidations in the biotechnology industry. The peer group established by the Compensation Committee for 2009 consists of the following companies (as adjusted to reflect certain consolidations in the biotechnology industry):

• Alexion Pharmaceuticals, Inc.	• Inhibitex, Inc.
• Anadys Pharmaceuticals, Inc.	• Insmed Incorporated
• Antigenics Inc.	• InterMune, Inc.
• ARCA biopharma, Inc.	• Isis Pharmaceuticals, Inc.
• BioMarin Pharmaceuticals Inc.	• Peregrine Pharmaceuticals, Inc.
• Caliper Life Sciences, Inc.	• Regeneron Pharmaceuticals, Inc.
• Cepheid	• Rigel Pharmaceuticals, Inc.
• Cytokinetics, Incorporated	• Seattle Genetics, Inc.
• Exelixis, Inc.	• Threshold Pharmaceuticals, Inc.
• ImmunoGen, Inc.	• Verenium Corporation
• Immunomedics, Inc.	• Xoma Ltd.
• Incyte Corporation

For comparison purposes, our annual revenues and market capitalization in the first quarter of 2009 were slightly above the median revenues and market capitalization of the peer group.

Although the Compensation Committee does not establish compensation levels primarily based on benchmarking, it does believe that information regarding compensation practices at other comparable biotechnology companies is useful to ensure that our compensation practices are competitive in the marketplace. However, the purpose of benchmarking surveys is not to supplant the analyses of the individual performance of the executive officers and internal pay equity that we consider when making compensation decisions and the Compensation Committee has discretion in determining the nature and extent of its use. Further, given the limitations associated with comparative pay information for setting individual executive compensation, the Compensation Committee may elect to not use the comparative compensation information at all in the course of making compensation decisions.

Tally Sheets

As part of its annual review, the Compensation Committee typically reviews tally sheets setting forth all components of compensation, including salary, annual bonus and dollar amounts for perquisites and the value of unexercised stock options, to assist it in balancing these elements. However, no specific weight is assigned to the tally sheets by the Compensation Committee and, except as otherwise described herein, our Compensation Committee has not adopted any formal or informal policies or guidelines for allocating compensation between short term and long-term compensation, between cash and equity-based compensation, or among different components of compensation. This is due in large part to the small size of our executive team and the need to tailor each executive officer’s award to attract and retain that executive.

Internal Pay Equity

As noted above, our compensation policies and programs are designed, in part, to ensure compensation levels for our executive officers that are both externally competitive and internally equitable. While comparisons to compensation levels at companies in our peer group (discussed above) are helpful in assessing the overall competitiveness of our compensation program, we believe that our executive compensation program also must be internally consistent and equitable in order for us to achieve our corporate objectives.

Executive Compensation Decisions in 2009 & 2010

As described above, many of the executive compensation decisions made by the Compensation Committee and the Board for 2009 were made in light of our revised corporate strategy and restructuring activities.

Base Salary

Overview. The Compensation Committee views base salary as a critical element of executive compensation because it provides executive officers with a base level of monthly income. Base salary will typically be used to recognize the experience, skills, knowledge and responsibilities required of each executive officer, as well as competitive market conditions. We set the base salary of each of our executive officers at a level we believe enables us to hire and retain individuals in a competitive environment and rewards satisfactory individual performance and a satisfactory level of contribution to our overall business goals.

The base salaries of our executive officers are reviewed on an annual basis and adjustments are sometimes made to reflect a cost-of-living increase, performance-based factors, as well as competitive conditions. Generally, executive salaries are adjusted effective January 1 of each year.

2009 Base Salaries. As noted above, the 2009 base salaries of our former executive officers and Mr. Yonehiro remained unchanged from their 2008 base salaries. In making this decision, the Compensation Committee determined that salary increases would be inappropriate in light of the revised corporate strategy and restructuring activities we implemented in October 2008.

Mr. Sulat was appointed as our Chief Executive Officer and Chief Financial Officer effective as of October 1, 2009 at an annual base salary of $525,520 per year. In determining the salary component of Mr. Sulat’s compensation, the Compensation Committee also evaluated compensation at our peer group. Mr. Sulat’s salary approximates the 60th percentile of the chief executive officers in our peer group. In awarding Mr. Sulat compensation above the 50th percentile of our peer group, the Compensation Committee considered, among other things, the fact that Mr. Sulat would be assuming the dual responsibilities of Chief Executive Officer and Chief Financial Officer and that his annual base salary would be consistent with the annual base salary of our former chief executive officer.

2010 Base Salaries. Given Mr. Sulat’s date of hire in September 2009, the Compensation Committee did not evaluate or recommend any additional salary increase for 2010 and, as a result, Mr. Sulat’s annual base salary for 2010 remains unchanged at $525,520. However, the Compensation Committee may consider a salary increase for Mr. Sulat during 2010 if it determines that doing so is in the Company’s best interests.

In December 2009, the Perseid Board of Managers approved an annual base salary for Mr. Yonehiro of $309,000 for 2010, reflecting a 3.0% increase over his 2009 base salary. In approving the salary increase for Mr. Yonehiro, the Perseid Board of Managers primarily considered data from the Radford Pre-IPO 2008 Report, under which Mr. Yonehiro’s base salary would approximate between the 25th and 50th percentile for chief executive officers covered under the report. The Perseid Board of Managers also considered the increase in light of the overall salary pool increase for all other employees of Perseid.

The specific base salaries of the named executive officers for 2009, 2008 and 2007, as applicable, are reflected in the Summary Compensation Table on page 36.

Annual Cash Bonus

Overview. We maintain an annual cash bonus plan for executive officers and certain other officers of the Company that the Compensation Committee has designed to ensure that a significant portion of each executive officer’s compensation is placed at risk and linked to the accomplishment of specific results that are expected to lead to the creation of value for our stockholders from both the short-term and long-term perspectives.

Under the cash bonus plan, annual bonus amounts are based on a percentage of the executive officer’s base salary, subject to a specific bonus range and bonus target. Bonus awards are determined based on the achievement of certain Company and/or individual performance objectives, such as financial and strategic objectives. The specific bonus ranges, bonus targets and performance objectives are generally reviewed by the Compensation Committee on an annual basis. Bonus payments are typically paid in one payment not later than February 15 following the year to which the performance relates, subject to the executive officer’s continued employment on the payment date.

2009 Bonus Awards. As originally established, our 2009 bonus plan based 50% of the executive officers’ bonuses on the completion of an M&A transaction, which included the sale of the entire Company, the sale of a major pharmaceutical asset of the Company or the successful liquidation of the Company. The remaining 50% of the bonus award would be payable at the discretion of our Compensation Committee.

However, the amended and restated change of control agreements we entered into with our former executive officers, and the retention agreement we entered into with Mr. Yonehiro, provided that 100% of these executive officers’ 2009 bonuses would be payable solely at the discretion of our Board. Our Compensation Committee did not establish any specific criteria for use in determining whether to award these discretionary bonuses for 2009. In December 2009, the Board determined, based primarily on the other benefits received by these named executive officers under those agreements, that these individuals would not be awarded a bonus for 2009.

At its meeting in December 2009, the Board also determined the bonus award for Mr. Sulat for 2009. As part of the compensation package approved by the Board for Mr. Sulat in connection with this appointment as our Chief Executive Officer and Chief Financial Officer, Mr. Sulat was eligible for an annual cash incentive bonus opportunity for 2009 of up to 100% of his annual base salary with a target level of 50%. Based upon the recommendation of the Compensation Committee, the Board awarded Mr. Sulat a bonus award of $65,690 for 2009, which represents the full amount of his target bonus amount, as pro-rated for the three months of his employment during 2009. Given Mr. Sulat’s date of hire, no specific performance objectives were established for his 2009 bonus award and the Compensation Committee and Board based its determination primarily on Mr. Sulat’s increased time commitment and leadership as a Board member throughout 2009 in connection with the implementation of our strategic plans and certain management transition matters.

2010 Bonus Awards. In March 2010, the Compensation Committee established corporate goals that will be used to evaluate the performance of all Maxygen employees, including Mr. Sulat, and to determine annual bonus awards for 2010. For 2010, the bonus range and bonus target of Mr. Sulat remains unchanged from 2009, and he is eligible for an annual cash incentive bonus opportunity for 2010 of up to 100% of his annual base salary with a target level of 50% of his annual base salary. For 2010, 100% of Mr. Sulat’s bonus award will be awarded at the discretion of the Board based on the accomplishment of the corporate goals established by the Compensation Committee related to the Company’s corporate strategy. For 2010, these corporate goals include (i) achievements related to the management of our assets and arrangements, including our ownership and administrative support of Perseid, our ownership of Codexis stock and our licensing arrangement with Codexis, the potential milestone payment from Bayer HealthCare LLC, our licensing arrangement with Cangene Corporation for the development of MAXY-G34 for Acute Radiation Syndrome, and our vaccines transaction with AltraVax Inc.; (ii) achievements related to the evaluation and/or implementation of potential strategic transactions, including those related to the redeployment of our capital resources, tax minimization arrangements, return of capital transactions and transactions to leverage the Company’s intellectual property portfolio; and (iii) achievements related to financial reporting and corporate governance. Under the bonus plan, no specific percentage allocation has been established in order to provide discretion to the Board to account for the quality of accomplishments and the degree to which a specific goal was accomplished.

In March 2010, the Perseid Board of Managers established a 2010 bonus plan for all employees of Perseid, including Mr. Yonehiro. Under the bonus plan, 100% of Mr. Yonehiro’s bonus award will be awarded at the discretion of the Perseid Board of Managers based on the accomplishment of certain corporate goals, which include (i) the achievement of certain development milestones related to the MAXY-4 program and certain discovery projects; (ii) the successful management of Perseid’s collaborative relationship with Astellas; and (iii) compliance with Perseid’s 2010 financial plan. Under the Perseid bonus plan, no specific percentage allocation has been established in order to provide discretion to the Perseid Board of Managers to account for the quality of accomplishments and the degree to which a specific goal was accomplished.

The specific bonus awards of the named executive officers for 2009, 2008 and 2007, as applicable, are reflected in the Summary Compensation Table on page 36.

Equity Incentive Program

Overview. The Compensation Committee believes that long-term performance is achieved through an ownership culture that encourages such performance by our executive officers, as well as other employees, through the use of equity- based awards. Our equity compensation plans have been established to provide certain of our employees, including our executive officers, with incentives to reward long-term performance and enhance the link between the creation of stockholder value and long-term compensation.

In addition to our compensation philosophy and the other factors described above, in determining whether to grant equity awards to an executive and the size of such award, if any, the Compensation Committee also evaluates the fair value of the grant in accordance with applicable accounting standards, the number of equity award shares granted by position, total annual run rates and total equity awards granted on average per employee. The Compensation Committee also gives serious consideration to the amount of equity overhang and potential stockholder dilution caused by grants of equity compensation and makes its decisions with these factors in mind.

Prior to 2008, the Compensation Committee used stock options as the primary component of equity compensation. Executive officers, as well as other employees, were generally eligible to receive annual merit-based grants of stock options pursuant to our equity compensation plans, which are administered by the Compensation Committee. Beginning in 2009, the Compensation Committee eliminated annual merit-based grants of stock options to all employees, including executive officers. This decision was made in order to provide the Compensation Committee with additional flexibility in the design and use of various equity awards, including options, restricted shares and restricted stock units, in order to provide our employees, including executive officers, with appropriate retention incentives intended to ensure the success of our strategic plans. In connection with the consummation of the joint venture arrangement with Astellas in September 2009, we granted equity awards to all remaining Maxygen employees, including Mr. Sulat, consisting of both stock options and shares of restricted stock. We also awarded CPUs to all holders of Maxygen stock options, including Mr. Sulat and

Mr. Yonehiro. These awards were intended to establish a new long term incentive plan focused on retaining and motivating continuing employees through a new four-year vesting period. The additional considerations reviewed by the Compensation Committee with respect to these awards are discussed below.

2009 Equity Grants. As noted above, in November 2008, as part of its annual review, the Compensation Committee made the decision to eliminate the grant of annual merit based stock options or other equity awards in 2009 for all employees, including executive officers.

Stock Options and Restricted Shares. In September 2009, the Board, based upon the recommendation of the Compensation Committee, authorized and approved the grant of an equal number of stock options and shares of restricted stock, to all employees of Maxygen, including Mr. Sulat, who was granted 400,000 stock options and 400,000 shares of restricted stock in connection with his appointment as our Chief Executive Officer and Chief Financial Officer. As the Chief Executive Officer and President of Perseid, Mr. Yonehiro was not granted Maxygen stock options or restricted stock.

Each of the stock option and restricted stock awards vest as to 10% of the shares subject to the award on the first anniversary of the grant date, quarterly thereafter until the second anniversary of the grant date as to 20% of the shares subject to the award, quarterly thereafter until the third anniversary of the grant date as to 45% of the shares subject to the award, and quarterly thereafter until the fourth anniversary of the grant date as to the remaining 25% of the shares subject to the award; provided, however, that all shares subject to the award will immediately vest upon occurrence of a change in control or dissolution of the Company. The stock options have an exercise price of $6.53, which was the closing price of our common stock on the Nasdaq Global Market on the date of grant, and expire ten years after the date of grant.

We believe the vesting schedule of these awards, together with the CPU awards described below, will contribute to the retention of our employees, including Mr. Sulat, because they must remain employed for at least three years before they can realize any significant value from the equity awards. We also believe that the awards are an important element in executive retention and support the creation of stockholder value.

In addition, in determining the equity component of Mr. Sulat’s compensation, the Compensation Committee also evaluated the value of this equity compensation against our peer group. Mr. Sulat’s equity award approximates the 63rd percentile of the chief executive officers in our peer group. In awarding Mr. Sulat equity compensation above the 50th percentile of our peer group, the Compensation Committee considered, among other things, the fact that the stock options, shares of restricted stock and CPUs granted to Mr. Sulat were intended to represent a one-time grant of equity under the new long-term incentive plan established by the Compensation Committee to provide appropriate retention incentives through the four-year vesting period of these awards. Accordingly, the Compensation Committee is not currently expecting to grant additional equity awards to Mr. Sulat during the vesting period of these awards, but may do so if it determines it is in the Company’s best interests. The Compensation Committee also considered the fact that Mr. Sulat would be assuming the dual responsibilities of Chief Executive Officer and Chief Financial Officer and that Mr. Sulat’s change of control agreement (described below) provides for significantly less severance benefits than our arrangements with our former executive officers.

Contingent Performance Units. Also in September 2009, the Board, based upon the recommendation of the Compensation Committee, authorized and approved the grant of CPUs to all holders of Maxygen stock options who were then providing services to the Company or Perseid, including Mr. Sulat, who was granted 353,259 CPUs, and Mr. Yonehiro, who was granted 246,394 CPUs. The number of CPUs awarded to Mr. Sulat and Mr. Yonehiro was based on a formula applied uniformly to all option holders based on the number of outstanding stock options held by the individual and the exercise prices of such options.

The CPU awards are intended to protect the value of outstanding stock options and to realign long-term incentives in light of our ongoing corporate strategy, which may include one or more distributions to our stockholders of a portion of our cash resources or other assets in excess of our current and longer term operational requirements. Accordingly, the awards were designed based upon the Compensation Committee’s review of various equity award mechanisms and are intended to protect holders of our stock options against a reduction in the share price of our common stock resulting from potential future dividends or distributions to our stockholders, which could negatively affect outstanding options held by our option holders since the options would not otherwise participate in any potential future dividends or distributions to our stockholders. In designing the CPUs, the Compensation Committee also considered that the awards (i) utilize an existing type of equity award under the Company’s 2006 Equity Incentive Plan, or 2006 Plan, an equity plan previously authorized by stockholders, (ii) use a stock-based award rather than a variable cash-based fund, thereby avoiding the need to compensate with cash, (iii) motivate continuing employees and Board members to maximize shareholder returns by isolating past grants from losses due purely to dividends and other distributions, and (iv) retain employees through a new four-year vesting period.

The value of a single CPU, which under the 2006 Plan is a type of restricted stock unit, will be determined at the time of vesting, and will be equal to the value of a single share of our common stock at that time plus the value of all dividend payments and other distributions made on a share of common stock following the grant date. CPUs will vest on the earliest to occur of (i) a change in control of the Company, (ii) a corporate dissolution or liquidation of the Company, or (iii) the fourth anniversary of the grant date (the “settlement date”), generally so long as the holder continues to provide services for the Company on a continuous basis from the grant date to the settlement date. The actual number of CPUs that will vest will be equal to any loss in value of an eligible holder’s stock options following the grant date, taking into consideration all dividend payments or other distributions made to our stockholders following the grant date of the CPUs, since the options will not participate in any potential future dividends and distributions. The earned value of any CPU will be settled in shares of our common stock. The value of any earned dividend payments or other distributions to shareholders that are attributable to CPUs will generally be settled in the form received by stockholders, although we retain the ability to settle in shares of our common stock and/or cash. In the event a recipient’s service with us is terminated for any reason prior to the settlement date, the Board will have the discretion to decide how to treat such recipient’s CPUs. All unvested CPUs remaining following the settlement date will expire immediately.

As noted above, the CPUs will have no value on the settlement date and no shares of common stock and/or cash or other property will be delivered to the recipient unless there has been a qualifying dividend or distribution to our stockholders. As a result, because the value of a CPU award, including the number of shares of common stock and/or the value of cash or other property to be received in connection with the settlement of a CPU award, cannot be reasonably estimated unless and until we make a qualifying dividend or distribution to our stockholders, no grant date fair value was attributable to these awards and we did not otherwise recognize any expense in 2009 related to these awards. Accordingly no dollar amounts attributable to the CPU awards with respect to grant date fair value, market value or other value is included in the compensation tables below for Mr. Sulat or Mr. Yonehiro.

The grant of stock options, restricted stock and CPUs in 2009 represented a one-time grant as part of our newly established long term incentive plan. While we may grant such awards in the future in connection with newly hired employees or promotions, the Compensation Committee is not currently expecting to grant additional equity awards to existing Maxygen employees, including Mr. Sulat, during the vesting period of these awards.

Perseid Profits Interest Units. In connection with the formation of Perseid and the consummation of the joint venture arrangement with Astellas in September 2009, the Perseid Board of Managers authorized and approved the grant of profits interest units, or PIUs, under the Perseid Therapeutics LLC 2009 Equity Incentive Plan to all employees and service providers of Perseid, including Mr. Yonehiro, who was awarded 3,750,000 PIUs. As the Chief Executive Officer of Maxygen, Mr. Sulat was not granted any PIUs.

A PIU is a special type of limited liability company common unit that allows the recipient to participate in any future increase in the value of Perseid. The PIUs are intended to meet the definition of a “profits interest” under I.R.S. Revenue Procedure 93-27 and I.R.S. Revenue Procedure 2001-43. Subject to the recipient remaining an employee or service provider of Perseid through each vesting date and subject to accelerated vesting, the PIUs will vest as to 10% of the PIUs subject to the award on the one year anniversary of the vesting commencement date; as to 1.667% of the PIUs subject to the award each month thereafter through the two year anniversary of the vesting commencement date (generally the date of grant, date of hire or date of promotion); as to 3.75% of the PIUs subject to the award each month thereafter through the three year anniversary of the vesting commencement date; and as to 2.083% of the PIUs subject to the award each month thereafter through the four year anniversary of the vesting commencement date. The potential value of a PIU, to the extent vested, will be equal to the deemed value of a Perseid common unit at the time of a liquidity event, such as a buy-out of Maxygen’s equity interest in Perseid by Astellas or the sale of Perseid to another company, less the deemed value of a common unit at the time the PIU was granted. In addition, because PIUs only grant the recipient a right to profits accruing after the date of grant and do not provide an interest in any capital of Perseid, such awards are non-dilutive to Perseid if settled in cash. Perseid expects to grant future profits interest units only in limited circumstances in connection with the hiring of new employees and promotions.

At the time the PIUs were granted to Mr. Yonehiro, the Perseid Board of Managers ascribed a value of $0.06 to each common unit in Perseid and this value is the distribution threshold for the PIUs granted to Mr. Yonehiro. Pursuant to the terms and conditions of the PIU award, Mr. Yonehiro will realize gains on his vested PIUs if Astellas buys out Maxygen’s interest in Perseid or if Perseid otherwise achieves a liquidity event and at such time the value of a common unit in Perseid exceeds the distribution threshold. The extent of the gains depends upon the extent to which the value of a common unit exceeds at such time the distribution threshold. For illustrative purposes only, based on the price of Astellas’ buy-out option as of December 31, 2009, the potential value of a common unit with a $0.06 distribution threshold would have been approximately $0.08 per unit. While Mr. Yonehiro would not have recognized any immediate gains in such scenario (as none of his PIUs would have yet vested), the aggregate potential value of Mr. Yonehiro’s unvested PIUs would have been $300,000. However, Astellas has not acquired Maxygen’s interest in Perseid, is not obligated to acquire the interest at any point in the future and may never acquire the interest.

Accordingly, because the value of the PIU awards cannot be reasonably estimated until the exercise by Astellas of its buy-out option, if at all, or at the time of another liquidity event of Perseid, no grant date fair value was attributable to these awards and we did not otherwise recognize any expense in 2009 related to these awards. Accordingly no dollar amounts attributable to Mr. Yonehiro’s PIU award with respect to the grant date fair value, market value or other value is included in the compensation tables below.

2010 Equity Grants. The Compensation Committee is not currently evaluating the grant of additional equity awards in 2010, but may elect to provide our executive officers with additional equity awards if it determines that doing so is in the Company’s best interests.

Policies with Respect to Equity Compensation Awards. In advance of any actual grant, we generally plan equity award grant dates and have the grants approved by the Compensation Committee, or its designee. We have typically granted equity awards upon the commencement of employment, following a promotion or significant change in job responsibilities and annually as part of our merit-based annual grants. Newly hired or promoted employees, other than executive officers, have typically received their equity award on the first business day of the month following their start date or promotion. Newly hired executive officers who are eligible to receive equity awards are granted such awards on or after their date of hire based on the approval of the Compensation Committee. The exercise price of each of our stock options is the closing price of our common stock on the Nasdaq Global Market on the date of grant. For all equity award grants, the grant date is established when the Compensation Committee, or its designee, approves the grant and all key terms have been determined.

For administrative efficiency, our Board has delegated authority to Mr. Sulat to approve equity grants for employees other than executive officers. Grants must be made in accordance with established guidelines for each grade level and are subject to an annual equity pool approved by our Board, which for 2010 is 400,000 shares in the aggregate and 100,000 shares for any individual. Mr. Sulat is required to provide a quarterly update to our Compensation Committee regarding any equity grants.

Stock Ownership Requirements. We do not have any equity ownership guidelines or expectations and our equity compensation plans have provided the principal method for our executive officers to acquire equity or equity-linked interests in our company.

Employee Benefits

Benefits offered to executive officers serve a different purpose than do the other elements of total compensation. In general, they provide a safety net of protection against the financial catastrophes that can result from illness, disability or death. Benefits offered to executive officers are the same as those that are offered to the general employee population and include health and dental insurance, life insurance, short-and long-term disability, and participation in a 401(k) plan. In 2009, the Board decided to eliminate matching contributions of common stock under our 401(k) plan as of December 31, 2009. In 2009, the Board also suspended employee purchases of common stock under our Employee Stock Purchase Plan.

The Compensation Committee believes that these benefits are consistent with those offered by other comparable companies and specifically with those companies with which we compete for employees. From time to time, our human resources staff obtains data to ensure that such benefit plans and programs remain competitive and reports its findings to the Compensation Committee if necessary.

Employment and Change of Control Arrangements

We have entered into a letter agreement and change of control agreement with Mr. Sulat in connection with his employment as our Chief Executive Officer and Chief Financial Officer and have entered into a retention agreement with Mr. Yonehiro. Mr. Yonehiro also entered into a letter agreement with Perseid in connection with his employment as the Chief Executive Officer and President of Perseid.

In addition, because the change in control agreements in effect with our former executive officers were important to the evaluation of compensation levels for these executive officers, the Compensation Committee reviewed these agreements in 2008 and 2009 in connection with our revised corporate strategy. The Compensation Committee evaluated potential changes to provide appropriate incentives for our executive officers in light of strategic transactions that did not involve a sale of the entire Maxygen entity. In June 2009, the Compensation Committee approved amendments to the change in control agreements, as described below.

The Compensation Committee regularly conducts a review of competitive data provided by internally prepared reports and surveys by Syzygy, as well as potential costs to us of change of control agreements under various potential termination scenarios. However, payments which an executive officer would be entitled to receive under the change of control agreements historically have not been considered by the Compensation Committee when making annual compensation decisions for the executive officers and generally do not factor into decisions made by the Compensation Committee regarding other compensation elements. Rather, these arrangements are stand-alone agreements designed to promote stability and continuity of senior management and to balance the need for an executive officer’s personal financial security with the need to act in the best interest of our stockholders in a situation involving a potential change of control of the Company.

Employment Arrangement with Mr. Sulat. In connection with his appointment as our Chief Executive Officer and Chief Financial Officer, Mr. Sulat executed an offer letter from the Company on September 22, 2009 that outlines the terms of his employment, including his compensation package, which consists of the following elements: (i) an annual base salary of $525,520; (ii) an annual cash incentive bonus opportunity of up to 100% of annual base salary with a target level of 50%; (iii) equity awards consisting of a stock option to purchase 400,000 shares of the Company’s common stock, with an exercise price equal to $6.53 (the fair market value of the Company’s common stock on September 22, 2009), 400,000 shares of restricted stock; and 353,259 CPUs, each subject to the vesting schedule described above; (iv) certain relocation benefits of up to $100,000; and (v) employee benefits available to employees of the Company generally. Mr. Sulat’s employment with the

Company is on at-will basis, and the term of employment is unspecified. Actual bonus amounts will be determined by the Board, in its sole discretion, based on Company and individual performance. Mr. Sulat’s compensation package will also be reviewed annually by the Compensation Committee of the Board.

Change of Control Agreement with Mr. Sulat. Based upon the recommendation of the Compensation Committee, our Board also approved the terms of a change of control agreement between the Company and Mr. Sulat. Under his change of control agreement, in the event of a termination of Mr. Sulat’s employment without “cause” or a resignation by Mr. Sulat with “good reason,” in each case within 18 months following a “change of control” (as each such term is defined in the change of control agreement), Mr. Sulat will be entitled to receive (i) a lump sum payment equal to one year of his then-current base salary; (ii) continuation of health benefits for up to 12 months; and (iii) the payment of his target bonus amount for the fiscal year in which Mr. Sulat’s employment is terminated.

Retention Agreement with Mr. Yonehiro. In connection with the joint venture arrangement with Astellas, we entered into a retention agreement with Mr. Yonehiro. The retention agreement became effective upon consummation of the joint venture arrangement in September 2009. Under the retention agreement, Mr. Yonehiro received a lump sum transaction bonus of $600,000, full accelerated vesting of his outstanding equity awards and extension of the post-termination exercise period for outstanding stock options to the full original term of the awards. Mr. Yonehiro is also entitled to lump sum cash retention bonus payments of $200,000, payable on each of September 18, 2010, 2011 and 2012, provided Mr. Yonehiro remains employed by Maxygen or Perseid through each such date. Under the retention agreement, Mr. Yonehiro was also eligible for a 2009 calendar year bonus. However, as noted below, the Board decided not to award Mr. Yonehiro a bonus for 2009 in light of the benefits he received under the retention agreement.

Mr. Yonehiro was also entitled to certain severance benefits under the retention agreement. However, effective upon Mr. Yonehiro’s resignation from Maxygen in connection with his appointment as Chief Executive Officer and President of Perseid, he is no longer eligible to receive any severance benefits payable under his retention agreement with Maxygen. Instead, his severance arrangements are reflected in his letter agreement with Perseid, as described below.

These arrangements were intended to provide Mr. Yonehiro with retention incentives intended to ensure the success of the joint venture and increase the likelihood of Astellas exercising its buy-out option to acquire all of the Company’s ownership interest in the joint venture. In taking these actions, the Compensation Committee also intended to reward Mr. Yonehiro for his exceptional performance in implementing the joint venture arrangement and our restructuring process.

Perseid Employment Arrangement with Mr. Yonehiro. In connection with the joint venture arrangement with Astellas, Mr. Yonehiro executed a contingent offer letter with Perseid to serve as Perseid’s Chief Executive Officer and President. The letter agreement became effective upon consummation of the joint venture arrangement. Pursuant to the letter agreement, Mr. Yonehiro received an annual base salary of $300,000 from Perseid for the remainder of 2009 and is eligible for a discretionary bonus award for 2010 ranging from 0% to 60% of base salary, with a target payment of 45%. Mr. Yonehiro also received a grant of 3,750,000 PIUs pursuant to the Perseid Therapeutics LLC 2009 Equity Incentive Plan and is eligible to participate in benefit plans made available to employees of Perseid. In the event Perseid terminates Mr. Yonehiro’s employment without cause or Mr. Yonehiro terminates his employment with Perseid for good reason (as the terms “cause” and “good reason” are defined in the offer letter), then conditioned on execution of a release of claims in favor of Perseid, Mr. Yonehiro would receive (i) continued payments of his then-current base salary for six (6) months following termination, (ii) a pro-rated target bonus for the year of termination, (iii) accelerated vesting of Maxygen and Perseid equity awards by an additional six (6) months and extension of post-termination exercise period of vested options by an additional six (6) months and (iv) Perseid reimbursement of Mr. Yonehiro’s premium payments for continued medical, dental and vision coverage elected under the Consolidated Omnibus Reconciliation Act of 1985, as amended, or COBRA, for six (6) months, unless Mr. Yonehiro is receiving medical coverage under Maxygen plans.

Amended Change of Control Agreement with Mr. Yonehiro. In connection with the joint venture arrangement with Astellas, Maxygen also entered into an amended and restated change of control agreement with Mr. Yonehiro. The agreement amended and restated the prior change in control agreement with Mr. Yonehiro solely to provide for the automatic termination of the agreement on December 31, 2009 (unless a change in control (as defined in the agreement) had occurred prior to such date) and to conform its provisions to the safe harbor “good reason” definition under Section 409A of the Internal Revenue Code of 1986, as amended. If a change of control of Maxygen had occurred prior to December 31, 2009, Mr. Yonehiro would have been entitled to certain benefits under the amended and restated change of control agreement substantially similar to those described above under the amended change of control agreements with our former executive officers. The closing of the transactions contemplated under the joint venture arrangement with Astellas did not constitute a “change in control” under this agreement and, since a change of control of Maxygen did not occur prior to December 31, 2009, the agreement was automatically terminated as of December 31, 2009, and Mr. Yonehiro is no longer entitled to any benefits under this agreement.

Amended Change in Control Agreements with Former Officers. As noted above, in connection with the joint venture arrangement with Astellas, we entered into amended and restated change in control agreements with Dr. Howard, Dr. Goldstein and Mr. Briscoe. The restated change in control agreements replaced our existing change in control agreements with each such officer and became effective upon the consummation of the joint venture arrangement with Astellas. Under the amended and restated change in control agreements, the consummation of the joint venture arrangement constituted a “change in control” for purposes of such agreements. The amended and restated change in control agreements also provided for the termination of each officer’s employment with the Company after a transition period of up to six months following the closing of the transactions contemplated by the joint venture arrangement. These changes were intended to allow our former executive officers to realize some of the benefits of the change in control agreements upon consummation of the joint venture arrangement with Astellas and to provide retention incentives intended to ensure consummation of the joint venture and successful completion of the related restructuring. The changes were also intended to reward the strong performance of the executive officers in implementing the Company’s lengthy restructuring process and to recognize that they had foregone alternative employment opportunities to complete the restructuring process and create value for our stockholders.

The Board terminated the employment of Dr. Howard and Mr. Briscoe on September 30, 2009 and terminated the employment of Dr. Goldstein on October 30, 2009, at which time each officer became eligible for the related benefits under the amended and restated change in control agreements, including: (i) a lump sum payment equal to three times the executive officer’s 2009 base salary, payable on the first payroll date on or after six (6) months and one day following the employment termination date; (ii) full accelerated vesting of outstanding equity awards as of the termination date; (iii) Company reimbursement of the executive officer’s premium payments for continued medical, dental and vision coverage elected under COBRA for the duration of the period the executive officer and his eligible dependants are eligible for COBRA coverage (generally 18 months but may be extended in certain circumstances), or until the executive obtains comparable alternative coverage; (iv) extension of the post-termination exercise period to the full original term for outstanding stock options with an exercise price of $20.00 or less and cancellation of options with an exercise price above $20.00; and (v) eligibility for a 2009 calendar year bonus (in an amount determined in the discretion of the Board), in an amount pro-rated based on the executive’s period of service during the year. All of these benefits were subject to each executive officer entering into a release of claims agreement and a three-year non-competition and non-solicitation agreement in favor of Maxygen.

Consulting Agreements. As a further condition to receipt of benefits under the amended and restated change in control agreements, the former executive officers each entered into a consulting agreement with us to provide for their continued consulting services. The consulting agreements with Dr. Howard, Dr. Goldstein and Mr. Briscoe became effective immediately following each executive officer’s termination of employment with us and provide for an hourly consulting fee for services provided to us at our request. The hourly fee is $260 for Dr. Howard, $220 for Dr. Goldstein and $185 for Mr. Briscoe. The consulting agreements have a term of three years and are terminable earlier by Maxygen upon ninety (90) days written notice or due to the death or disability of the consultant.

Additional information regarding the material terms and potential payments under the employment and change of control arrangements for the named executive officers referenced above is provided in the section titled “Potential Payments Upon Termination or Change of Control” on page 45.

Severance Arrangements

Except for the employment and change of control arrangements referenced above, neither of our current executive officers and none of our former executive officers have any other arrangements that provide for payment of severance benefits or other benefits upon termination (except for accrued vacation and similar benefits otherwise payable to all employees upon a termination).

Nonqualified Deferred Compensation

None of our executive officers participate in non-qualified defined contribution plans or other deferred compensation plans maintained by us. However, our Compensation Committee may elect to provide our officers and other employees with non-qualified defined contribution or deferred compensation benefits if the Compensation Committee determines that doing so is in our best interests.

Tax and Accounting Implications

Section 162(m) of the Internal Revenue Code. Section 162(m) of the Internal Revenue Code limits the tax deductibility by a corporation of compensation in excess of $1 million paid to its Chief Executive Officer and any other of its four most highly compensated executive officers. Certain compensation, including qualified performance-based compensation, will not be subject to the deduction limit if certain requirements are met. The Compensation Committee reviews the potential effect of Section 162(m) periodically and uses its judgment to authorize compensation payments that may be subject to the limit when the Compensation Committee believes such payments are appropriate and in the best interests of the Company and its stockholders, after taking into consideration changing business conditions and the performance of its employees. Executive compensation at the Company has historically met the annual compensation limit of Section 162(m).

Section 409A of the Internal Revenue Code. Section 409A of the Internal Revenue Code imposes additional significant taxes in the event that a named executive officer, director or other service provider receives “deferred compensation” that does not satisfy the requirements of Section 409A. Although we do not maintain a traditional nonqualified deferred compensation plan, Section 409A applies to a variety of benefits plans and compensation arrangements. We intend to design and administer our compensation and benefits plans and arrangements for all of our employees, including executive officers, so that they are either exempt from, or satisfy the requirements of, Section 409A. With respect to our compensation and benefit plans that are subject to Section 409A, in accordance with Section 409A and regulatory guidance issued by the Internal Revenue Service, we are currently operating such plans in compliance with Section 409A of the Internal Revenue Code. Pursuant to that regulatory guidance, we have also amended our plans and arrangements to either make them exempt from, or have them comply with, Section 409A.

Compensation Committee Report(1)

We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated into our annual report on Form 10-K for the year ended December 31, 2009.

COMPENSATION COMMITTEE

Ernest Mario (Chairman)
Louis G. Lange
Kenneth B. Lee, Jr.(2)
Gordon Ringold(3)

(1)	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any of the Company’s filings under the Securities Act of 1933 or the Exchange Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.
(2)	Mr. Lee was appointed as a member of the Compensation Committee on September 22, 2009.
(3)	Dr. Ringold was appointed as a member of the Compensation Committee on March 9, 2010.

Summary Compensation Table

The following table sets forth the compensation paid or awarded to each of our named executive officers for services rendered in 2009, 2008 and 2007.

Name and Principal Position	Year	Salary		Bonus		Stock Awards(1)	Option Awards(1)		Non-Equity Incentive Plan Compensation(2)	All Other Compensation(3)	Total
James Sulat(4)	2009	$145,529		—		$2,612,000	$1,509,440		$65,690	$53,550	$4,386,209
Chief Executive Officer, Chief Financial Officer and Director
Grant Yonehiro(5)	2009	$300,000		$600,000	(6)	—	$1,536,276	(7)	—	$20,126	$2,456,209
Senior Vice President; Chief Executive Officer and President of Perseid Therapeutics LLC	2008	$295,500		—		$529,000	$271,891		$102,100	$16,454	$1,214,945
Former Executive Officers:
Russell J. Howard(8)	2009	$431,659	(9)	—		—	$4,840,204	(10)	—	$1,601,766	$6,873,629
Former Chief Executive Officer and Director	2008	$520,520		—		$750,000	$485,109		$200,000	$10,250	$1,965,879
	2007	$500,500		—		—	$905,030		$225,225	$10,250	$1,641,005
Lawrence W. Briscoe(11)	2009	$274,808		—		—	$2,576,020	(10)	—	$1,131,260	$3,982,088
Former Chief Financial Officer	2008	$370,473		—		$480,000	$242,554		$88,314	$10,365	$1,191,706
	2007	$356,796		—		—	$452,515		$89,199	$10,365	$908,875
Elliot Goldstein(12)	2009	$385,475	(13)	—		—	$2,473,762	(10)	—	$1,325,365	$4,184,602
Former Chief Operating Officer	2008	$439,828		—		$570,000	$346,506		$98,061	—	$1,454,395
	2007	$457,449		—		—	$646,450		$126,874	$169,840	$1,400,613

(1)	Except as otherwise noted, amounts represent aggregate grant date fair value for equity awards granted to the named executive officers in each year as computed in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification, or FASB ASC, Topic 718. See Note 1 of the consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 regarding assumptions underlying valuation of equity awards. These amounts reflect the fair value of such awards for accounting purposes and do not reflect compensation actually received, or the actual value that may be realized by, the named executive officer.
(2)	Represents bonus awards made to the named executive officers under the annual cash bonus plan. Further information regarding the annual cash bonus plan and the awards is included in “Compensation Discussion and Analysis—Executive Compensation Decisions in 2009 & 2010—Annual Cash Bonus.”
(3)	The components of the “All Other Compensation” column for 2009 reflects (i) in the case of Mr. Sulat, Company contributions under the Company’s 401(k) Plan valued at $5,474, a tax gross up of $115 in connection with the reimbursement of health club expenses, relocation expenses of $961 and board fees of $47,000 earned or received prior to his appointment as Chief Executive Officer, consisting solely of fees earned or paid in cash for his service as a director; (ii) in the case of Mr. Yonehiro, Company contributions under the Company’s 401(k) Plan valued at $8,250, a tax gross up of $115 in connection with the reimbursement of health club expenses and legal fees of $11,761 in connection with the negotiation of his retention agreement and other employment arrangements; (iii) in the case of Dr. Howard, Company contributions under the Company’s 401(k) Plan valued at $5,205, a severance payment of $1,561,560 earned in 2009 under Dr. Howard’s amended and restated change of control agreement (and paid in April 2010), consulting fees of $29,120 and legal fees of $5,881 in connection with the negotiation of his change of control arrangement; (iv) in the case of Mr. Briscoe, Company contributions under the Company’s 401(k) Plan valued at $5,798, a tax gross up of $115 in connection with the reimbursement for health club expenses, a severance payment of $1,111,419 earned in 2009 under Mr. Briscoe’s amended and rested change of control agreement (and paid in April 2010), consulting fees of $8,047 and legal fees of $5,881 in connection with the negotiation of his change of control arrangement; and (v) in the case of Mr. Goldstein, a severance payment of $1,319,484 earned in 2009, but not yet paid, under Dr. Goldstein’s amended and restated change of control agreement and legal fees of $5,881 in connection with the negotiation of his change of control arrangement.

The components of the “All Other Compensation” column for 2008 reflects (i) in the case of Mr. Yonehiro, Company contributions under the Company’s 401(k) Plan valued at $7,750, a tax gross up of $115 in connection with the reimbursement for health club expenses, reimbursement of $8,589 for certain vacation expenses (including a tax gross up of $2,073 related to such reimbursement); (ii) in the case of Dr. Howard, Company contributions under the Company’s 401(k) Plan; and (iii) in the case of Mr. Briscoe, Company contributions under the Company’s 401(k) Plan valued at $10,250 and a tax gross up of $115 in connection with the reimbursement for health club expenses.

The components of the “All Other Compensation” column for 2007 reflects (i) in the case of Dr. Howard, Company contributions under the Company’s 401(k) Plan; (ii) in the case of Mr. Briscoe, Company contributions under the Company’s 401(k) Plan valued at $10,250 and a tax gross up of $115 in connection with the reimbursement for health club expenses; and (iii) in the case of Dr. Goldstein, tax equalization payments of $105,139, vehicle lease payments of $13,177, a payment of $1,524 for tax advisory fees, and reimbursement of $18,850 for relocation costs and a relocation payment of $31,150 in connection with Dr. Goldstein’s relocation to the United States from Denmark.

(4)	Mr. Sulat was appointed the Company’s Chief Executive Officer and Chief Financial Officer effective October 1, 2009 at an annual base salary of $525,520. Accordingly, 2008 and 2007 compensation information is not provided for Mr. Sulat. Mr. Sulat remains a director of the Company, but no longer receives compensation for his service on the Board. In addition, the compensation amounts for Mr. Sulat do not include any amounts attributable to the CPU award granted to Mr. Sulat in September 2009. See “Compensation Discussion and Analysis—Executive Compensation Decisions in 2009 & 2010—Equity Incentive Program—Contingent Performance Units.”
(5)	Mr. Yonehiro was appointed the Chief Executive Officer and President of Perseid Therapeutics LLC, a majority-owned subsidiary of the Company, on September 18, 2009 in connection with the consummation of the joint venture arrangement between the Company and Astellas. Mr. Yonehiro was promoted to Chief Business Officer and Senior Vice President of Maxygen in March 2008 and was not an executive officer prior to such date. Accordingly, 2007 compensation information is not provided for Mr. Yonehiro. In addition, the compensation amounts for Mr. Yonehiro in 2009 do not include any amounts attributable to the CPU award granted to Mr. Yonehiro by Maxygen in September 2009 or the PIU award granted to Mr. Yonehiro by Perseid in September 2009. See “Compensation Discussion and Analysis—Executive Compensation Decisions in 2009 & 2010—Equity Incentive Program.”
(6)	Represents a transaction bonus paid to Mr. Yonehiro in connection with the consummation of the joint venture arrangement between the Company and Astellas in accordance with his retention agreement with the Company.
(7)	Represents the aggregate incremental fair value, computed in accordance with FASB ASC Topic 718, of previously granted stock option awards that were modified in accordance with Mr. Yonehiro’s retention agreement in connection with the consummation of the joint venture arrangement with Astellas.
(8)	Dr. Howard’s employment with the Company was terminated effective September 30, 2009.
(9)	Includes payment of $41,269 for vacation accrued as of the date of termination.
(10)	Represents the aggregate incremental fair value, computed in accordance with FASB ASC Topic 718, of previously granted stock option awards that were modified in accordance with each officer’s amended and restated change of control agreement in connection with the termination of each officer.
(11)	Mr. Briscoe’s employment with the Company was terminated effective September 30, 2009.
(12)	Dr. Goldstein’s employment with the Company was terminated effective October 30, 2009. Certain amounts in 2007 were paid in Danish kroner and converted to U.S. dollars at the rate of 0.17928 for 2007, the average exchange rate for the portion of year (through July 2007) that Dr. Goldstein resided in Denmark.
(13)	Includes payment of $18,951 for vacation accrued as of the date of termination.

Grants of Plan-Based Awards Table

The following table sets forth certain information with respect to the plan-based awards granted to each of our named executive officers during 2009.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stocks or Units(2)		All Other Option Awards: Number of Securities Underlying Options(2)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(3)
		Threshold	Target	Maximum
James Sulat	—	$0	$262,760	$525,520	—		—		—	—
Chief Executive Officer, Chief Financial Officer and Director	9/22/09	—	—	—	400,000	(4)	—		—	$2,612,000
	9/22/09	—	—	—	—		400,000	(5)	$6.53	$1,509,540
	9/22/09	—	—	—	353,259	(6)	—		—	—	(6)

Grant Yonehiro	—	$0	$154,200	$180,000	—		—		—	—
Senior Vice President; Chief Executive Officer and President of Perseid Therapeutics LLC	9/18/09	—	—	—	3,750,000	(7)	—		—	—	(7)
	9/22/09	—	—	—	246,394	(6)	—		—	—	(6)
	6/2/03	—	—	—	—		50,000		$11.14	$109,444
	1/2/04	—	—	—	—		12,500		$10.41	$31,937
	7/1/04	—	—	—	—		12,500		$10.33	$34,555
	1/3/05	—	—	—	—		25,000		$12.17	$67,544
	7/1/05	—	—	—	—		25,000		$7.00	$82,477
	1/3/06	—	—	—	—		31,250		$7.89	$109,630
	1/3/06	—	—	—	—		127,500		$7.89	$447,292
	7/3/06	—	—	—	—		31,250		$7.53	$113,431
	1/3/07	—	—	—	—		31,250		$10.64	$110,770
	7/2/07	—	—	—	—		31,250		$8.66	$121,086
	2/1/08	—	—	—	—		15,625		$7.29	$62,106
	3/3/08	—	—	—	—		9,375		$6.15	$34,523
	4/1/08	—	—	—	—		25,000		$6.49	$95,622
	7/1/08	—	—	—	—		25,000		$3.51	$50,311
	10/1/08	—	—	—	—		25,000		$4.05	$61,157
Former Executive Officers:
Russell J. Howard(8)	—	$0	$334,174	$520,520	—		—		—	—
Former Chief Executive Officer and Director	4/26/01	—	—	—	—		143,750		$13.15	$110,131
	1/18/02	—	—	—	—		44,688		$14.14	$48,773
	4/1/02	—	—	—	—		44,688		$12.44	$62,888
	7/1/02	—	—	—	—		44,688		$10.51	$81,846
	10/1/02	—	—	—	—		44,688		$6.74	$102,156
	1/17/03	—	—	—	—		200,000		$7.40	$493,862
	4/1/03	—	—	—	—		100,000		$7.29	$255,258
	7/1/03	—	—	—	—		100,000		$10.76	$228,265
	1/2/04	—	—	—	—		87,500		$10.41	$223,560
	7/19/04	—	—	—	—		87,500		$9.55	$253,221
	1/3/05	—	—	—	—		145,000		$12.17	$391,756
	1/3/05	—	—	—	—		50,000		$12.17	$135,088
	7/1/05	—	—	—	—		145,000		$7.00	$478,369
	7/1/05	—	—	—	—		50,000		$7.00	$164,955
	1/3/06	—	—	—	—		87,500		$7.89	$306,965
	7/3/06	—	—	—	—		87,500		$7.53	$317,607
	1/3/07	—	—	—	—		87,500		$10.64	$310,155
	7/2/07	—	—	—	—		87,500		$8.66	$339,042
	2/1/08	—	—	—	—		43,750		$7.29	$173,898
	4/1/08	—	—	—	—		43,750		$6.49	$167,339
	7/1/08	—	—	—	—		43,750		$3.51	$88,045
	10/1/08	—	—	—	—		43,750		$4.05	$107,025

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stocks or Units(2)	All Other Option Awards: Number of Securities Underlying Options(2)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(3)
		Threshold	Target	Maximum

Lawrence W. Briscoe(9)	—	$0	$197,923	$263,897	—	—	—	—
Former Chief Financial Officer	4/26/01	—	—	—	—	100,000	$13.15	$76,613
	6/29/01	—	—	—	—	75,000	$19.40	$31,415
	1/18/02	—	—	—	—	35,149	$14.14	$38,362
	4/1/02	—	—	—	—	35,149	$12.44	$49,464
	7/1/02	—	—	—	—	35,149	$10.51	$64,376
	10/1/02	—	—	—	—	35,149	$6.74	$80,350
	1/17/03	—	—	—	—	137,500	$7.40	$339,530
	4/1/03	—	—	—	—	68,750	$7.29	$175,490
	7/1/03	—	—	—	—	68,750	$10.76	$156,932
	1/2/04	—	—	—	—	43,750	$10.41	$111,780
	7/19/04	—	—	—	—	43,750	$9.55	$126,611
	1/3/05	—	—	—	—	65,000	$12.17	$175,615
	1/3/05	—	—	—	—	5,000	$12.17	$13,509
	7/1/05	—	—	—	—	65,000	$7.00	$214,441
	7/1/05	—	—	—	—	5,000	$7.00	$16,495
	1/3/06	—	—	—	—	43,750	$7.89	$153,483
	7/3/06	—	—	—	—	43,750	$7.53	$158,803
	1/3/07	—	—	—	—	43,750	$10.64	$155,077
	7/2/07	—	—	—	—	43,750	$8.66	$169,521
	2/1/08	—	—	—	—	21,875	$7.29	$86,949
	4/1/08	—	—	—	—	21,875	$6.49	$83,669
	7/1/08	—	—	—	—	21,875	$3.51	$44,023
	10/1/08	—	—	—	—	21,875	$4.05	$53,512

Elliot Goldstein(10)	—	$0	$176,345	$222,284	—	—	—	—
Former Chief Operating Officer	3/3/03	—	—	—	—	120,000	$6.88	$242,971
	4/1/03	—	—	—	—	60,000	$7.29	$120,918
	7/1/03	—	—	—	—	60,000	$10.76	$97,340
	1/2/04	—	—	—	—	31,250	$10.41	$58,054
	7/19/04	—	—	—	—	31,250	$9.55	$67,554
	1/3/05	—	—	—	—	47,500	$12.17	$94,639
	1/3/05	—	—	—	—	32,500	$12.17	$64,753
	7/1/05	—	—	—	—	47,500	$7.00	$130,357
	7/1/05	—	—	—	—	32,500	$7.00	$89,192
	1/3/06	—	—	—	—	62,500	$7.89	$175,097
	1/3/06	—	—	—	—	155,000	$7.89	$434,241
	7/3/06	—	—	—	—	62,500	$7.53	$184,823
	1/3/07	—	—	—	—	62,500	$10.64	$170,649
	7/2/07	—	—	—	—	62,500	$8.66	$191,916
	2/1/08	—	—	—	—	31,250	$7.29	$103,415
	4/1/08	—	—	—	—	31,250	$6.49	$104,295
	7/1/08	—	—	—	—	31,250	$3.51	$65,262
	10/1/08	—	—	—	—	31,250	$4.05	$78,285

(1)	Represents possible bonus awards for 2009 under our annual cash bonus plan. The actual amounts paid to the named executive officers in 2009 are set forth in the Summary Compensation Table on page 36. Further information regarding the annual cash bonus plan is included in “Compensation Discussion and Analysis— Executive Compensation Decisions in 2009 & 2010—Annual Cash Bonus.”
(2)	All equity awards granted to the named executive officers during 2009 were granted under the Company’s 2006 Equity Incentive Plan.

(3)	For equity awards granted to the named executive officers during 2009, amounts represent the aggregate grant date fair value for the equity awards computed in accordance with FASB ASC Topic 718. For equity awards granted to Mr. Yonehiro and our former executive officers prior to 2009, the amounts represent the aggregate incremental fair value, computed in accordance with FASB ASC Topic 718, of previously granted stock option awards that were modified during 2009, in the case of Mr. Yonehiro, in accordance with his retention agreement in connection with the consummation of the joint venture arrangement with Astellas, and, in the case of our former executive officers, in accordance with each officer’s amended and restated change of control agreement in connection with the termination of each officer. See Note 1 of the consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 regarding assumptions underlying valuation of equity awards. These amounts reflect the fair value of these awards for accounting purposes and do not represent compensation actually received, or the actual value that may be realized, by the named executive officer.
(4)	Represents a restricted stock award that vests as to 10% of the shares subject to each award on the first anniversary of the grant date, quarterly thereafter until the second anniversary of the grant date as to 20% of the shares subject to each award, quarterly thereafter until the third anniversary of the grant date as to 45% of the shares subject to each award, and quarterly thereafter until the fourth anniversary of the grant date as to the remaining 25% of the shares subject to each award.
(5)	Represents a stock option award that vests and becomes exercisable as to 10% of the shares subject to the award on the first anniversary of the grant date, quarterly thereafter until the second anniversary of the grant date as to 20% of the shares subject to the award, quarterly thereafter until the third anniversary of the grant date as to 45% of the shares subject to the award, and quarterly thereafter until the fourth anniversary of the grant date as to the remaining 25% of the shares subject to the award.
(6)	Represents a CPU award. In September 2009, Mr. Sulat was granted 353,259 CPUs and Mr. Yonehiro was granted 246,394 CPUs. Because the value of a CPU award, including the number of shares of common stock and/or the value of cash or other property to be received in connection with the settlement of a CPU award, cannot be reasonably estimated unless and until we make a qualifying dividend or distribution to our stockholders, no grant date fair value was attributable to these awards and we did not otherwise recognize any expense in 2009 related to these awards. Accordingly no dollar amounts attributable to the CPU awards with respect to grant date fair value is reflected in the tables above. See “Compensation Discussion and Analysis—Executive Compensation Decisions in 2009 & 2010—Equity Incentive Program—Contingent Performance Units.”
(7)	Represents a PIU award granted to Mr. Yonehiro under the Perseid Therapeutics LLC 2009 Equity Incentive Plan in connection with the consummation of the joint venture arrangement with Astellas. Because the value of the PIU award cannot be reasonably estimated until the time of a liquidity event of Perseid, no grant date fair value was attributable to this award and we did not otherwise recognize any expense in 2009 related to this award. Accordingly no dollar amounts attributable to Mr. Yonehiro’s PIU award with respect to the grant date fair value is included in the table above. See “Compensation Discussion and Analysis— Executive Compensation Decisions in 2009 & 2010—Equity Incentive Program—Profits Interest Units.”
(8)	Dr. Howard’s employment with the Company was terminated effective September 30, 2009.
(9)	Mr. Briscoe’s employment with the Company was terminated effective September 30, 2009.
(10)	Dr. Goldstein’s employment with the Company was terminated effective October 30, 2009.

See the section titled “Compensation Discussion and Analysis” above for a complete description of our compensation policies and plans pursuant to which the amounts listed under the Summary Compensation Table and Grants of Plan-Based Awards Table were paid or awarded and the criteria for such payment or award.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth summary information regarding the outstanding equity awards at December 31, 2009 granted to each of our named executive officers.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable(1)	Number of Securities Underlying Unexercised Options Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested
James R. Sulat	20,000	—	—	$10.69	10/07/2013	(2)	400,000	(3)	$2,436,000	(4)
Chief Executive Officer, Chief Financial Officer and Director	5,000	—	—	$9.78	06/22/2014	(5)	353,259	(6)	$—	(6)
	5,000	—	—	$7.21	06/07/2015	(7)
	30,000	—	—	$7.08	11/29/2015	(2)
	5,000	—	—	$7.27	05/30/2016	(8)
	5,000	—	—	$9.81	05/30/2017	(9)
	17,500	—	—	$5.89	05/30/2018	(10)
	—	400,000	—	$6.53	09/22/2019	(11)
Grant Yonehiro	50,000	—	—	$11.14	06/01/2013		246,394	(6)	$—	(6)
Senior Vice President; Chief Executive Officer and President of Perseid Therapeutics LLC	12,500	—	—	$10.41	01/01/2014		3,750,000	(12)	$—	(12)
	12,500	—	—	$10.33	06/30/2014
	25,000	—	—	$12.17	01/02/2015
	25,000	—	—	$7.00	06/30/2015
	127,500	—	—	$7.89	01/02/2016	(13)
	31,250	—	—	$7.89	01/02/2016	(13)
	31,250	—	—	$7.53	07/02/2016	(13)
	31,250	—	—	$10.64	01/02/2017	(13)
	31,250	—	—	$8.66	07/01/2017	(13)
	15,625	—	—	$7.29	01/31/2018	(13)
	9,375	—	—	$6.15	03/02/2018	(13)
	25,000	—	—	$6.49	03/31/2018	(13)
	25,000	—	—	$3.51	06/30/2018	(13)
	25,000	—	—	$4.05	09/30/2018	(13)
Former Executive Officers:
Russell J. Howard	143,750	—	—	$13.15	04/25/2011	(14)	—		—
Former Chief Executive Officer and Director	44,688	—	—	$14.14	01/17/2012
	44,688	—	—	$12.44	03/31/2012
	44,688	—	—	$10.51	06/30/2012
	44,688	—	—	$6.74	09/30/2012
	200,000	—	—	$7.40	01/16/2013	(15)
	100,000	—	—	$7.29	03/31/2013	(15)
	100,000	—	—	$10.76	06/30/2013	(15)
	87,500	—	—	$10.41	01/01/2014
	87,500	—	—	$9.55	07/18/2014
	50,000	—	—	$12.17	01/02/2015	(16)
	145,000	—	—	$12.17	01/02/2015	(17)
	50,000	—	—	$7.00	06/30/2015	(16)
	145,000	—	—	$7.00	06/30/2015	(17)
	87,500	—	—	$7.89	01/02/2016	(18)
	87,500	—	—	$7.53	07/02/2016	(18)
	87,500	—	—	$10.64	01/02/2017	(18)
	87,500	—	—	$8.66	07/01/2017	(18)
	43,750	—	—	$7.29	01/31/2018	(18)
	43,750	—	—	$6.49	03/31/2018	(18)
	43,750	—	—	$3.51	06/30/2018	(18)
	43,750	—	—	$4.05	09/30/2018	(18)

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable(1)	Number of Securities Underlying Unexercised Options Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date(1)		Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested
Elliot Goldstein	120,000	—	—	$6.88	03/02/2013		—	—
Former Chief Operating Officer	60,000	—	—	$7.29	03/31/2013
	60,000	—	—	$10.76	06/30/2013
	31,250	—	—	$10.41	01/01/2014
	31,250	—	—	$9.55	07/18/2014
	47,500	—	—	$12.17	01/02/2015	(19)
	32,500	—	—	$12.17	01/02/2015	(16)
	47,500	—	—	$7.00	06/30/2015	(19)
	32,500	—	—	$7.00	06/30/2015	(16)
	62,500	—	—	$7.89	01/02/2016	(18)
	155,000	—	—	$7.89	01/02/2016	(18)
	62,500	—	—	$7.53	07/02/2016	(18)
	62,500	—	—	$10.64	01/02/2017	(18)
	62,500	—	—	$8.66	07/01/2017	(18)
	31,250	—	—	$7.29	01/31/2018	(18)
	31,250	—	—	$6.49	03/31/2018	(18)
Lawrence W. Briscoe	100,000	—	—	$13.15	04/25/2011	(20)	—	—
Former Chief Financial Officer	75,000	—	—	$19.40	06/28/2011	(21)
	35,149	—	—	$14.14	01/17/2012
	35,149	—	—	$12.44	03/31/2012
	35,149	—	—	$10.51	06/30/2012
	35,149	—	—	$6.74	09/30/2012
	137,500	—	—	$7.40	01/16/2013	(15)
	68,750	—	—	$7.29	03/31/2013	(15)
	68,750	—	—	$10.76	06/30/2013	(15)
	43,750	—	—	$10.41	01/01/2014
	43,750	—	—	$9.55	07/18/2014
	5,000	—	—	$12.17	01/02/2015	(16)
	65,000	—	—	$12.17	01/02/2015	(17)
	5,000	—	—	$7.00	06/30/2015	(16)
	65,000	—	—	$7.00	06/30/2015	(17)
	43,750	—	—	$7.89	01/02/2016	(18)
	43,750	—	—	$7.53	07/02/2016	(18)
	43,750	—	—	$10.64	01/02/2017	(18)
	43,750	—	—	$8.66	07/01/2017	(18)
	21,875	—	—	$7.29	01/31/2018	(18)
	21,875	—	—	$6.49	03/31/2018	(18)
	21,875	—	—	$3.51	06/30/2018	(18)
	21,875	—	—	$4.05	09/30/2018	(18)

(1)	Unless otherwise indicated, options vest and become exercisable as to 1/4 of the underlying shares on the first anniversary of the grant date or vesting commencement date and as to 1/48 of the underlying shares on a monthly basis thereafter.
(2)	Option vested and became exercisable in four installments over a four-year period beginning on the first anniversary of the grant date.
(3)	Represents restricted stock award that vests as to 10% of the shares subject to each award on the first anniversary of the grant date (September 22, 2009), quarterly thereafter until the second anniversary of the grant date as to 20% of the shares subject to each award, quarterly thereafter until the third anniversary of the grant date as to 45% of the shares subject to each award, and quarterly thereafter until the fourth anniversary of the grant date as to the remaining 25% of the shares subject to each award.
(4)	The market value of the applicable award was calculated based on the closing sale price of $6.09 per share of the Company’s common stock on December 31, 2009.

(5)	Option vested and became exercisable in full on June 22, 2005.
(6)	Represents a CPU award. In September 2009, Mr. Sulat was granted 353,259 CPUs and Mr. Yonehiro was granted 246,394 CPUs. Because the value of a CPU award, including the number of shares of common stock and/or the value of cash or other property to be received in connection with the settlement of a CPU award, cannot be reasonably estimated unless and until we make a qualifying dividend or distribution to our stockholders, no dollar amounts attributable to the CPU awards with respect to market value are reflected in the tables above. See “Compensation Discussion and Analysis—Executive Compensation Decisions in 2009 & 2010—Equity Incentive Program—Contingent Performance Units.”
(7)	Option vested and became exercisable in full on June 7, 2006.
(8)	Option vested and became exercisable in full on May 30, 2006.
(9)	Option vested and became exercisable in full on May 30, 2007.
(10)	Option vested and became exercisable in full on May 30, 2008.
(11)	Option vests as to 10% of the shares subject to each award on the first anniversary of the grant date, quarterly thereafter until the second anniversary of the grant date as to 20% of the shares subject to each award, quarterly thereafter until the third anniversary of the grant date as to 45% of the shares subject to each award, and quarterly thereafter until the fourth anniversary of the grant date as to the remaining 25% of the shares subject to each award.
(12)	Represents a PIU award granted to Mr. Yonehiro under the Perseid Therapeutics LLC 2009 Equity Incentive Plan in connection with the consummation of the joint venture arrangement with Astellas. Because the value of the PIU award cannot be reasonably estimated until the time of a liquidity event of Perseid, no dollar amounts attributable to Mr. Yonehiro’s PIU award with respect to the market value of this award is included in the table above. See “Compensation Discussion and Analysis—Executive Compensation Decisions in 2009 & 2010—Equity Incentive Program—Profits Interest Units.”
(13)	Option vested and became exercisable in full on September 18, 2009 in connection with the consummation of the joint venture arrangement with Astellas as provided in Mr. Yonehiro’s retention agreement.
(14)	Option vested and became exercisable in two installments on December 31, 2001 and July 1, 2003.
(15)	Option vested and became exercisable as to 1/6 of the underlying shares on July 1, 2003 and as to 1/36 of the underlying shares on a monthly basis thereafter.
(16)	The option vested and became exercisable as to 1/12 of the underlying shares on a monthly basis beginning on February 1, 2008.
(17)	The option vested and became exercisable in full on February 1, 2008.
(18)	The option was originally scheduled to vest over four years in accordance with the standard vesting schedule described above, but vested and became exercisable in full upon the termination of the named executive officer in accordance with his amended and restated change of control agreement.
(19)	Option vested and became exercisable in full on December 1, 2007.
(20)	Option vested and became exercisable in three installments on December 31, 2001, May 20, 2002 and November 20, 2002.
(21)	Option vested and became exercisable in four equal annual installments beginning on the first anniversary of the vesting commencement date.

Option Exercises and Stock Vested Table

The following table includes certain information with respect to shares of common stock received by our named executive officers during 2009 upon the exercise of options and the vesting of restricted stock units.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting		Value Realized on Vesting(1)
James R. Sulat(2)	—	—	—		—
Chief Executive Officer, Chief Financial Officer and Director
Grant Yonehiro	—	—	20,000		$113,000
Senior Vice President; Chief Executive Officer and President of Perseid Therapeutics LLC	—	—	70,000	(3)	$467,600	(3)

Former Executive Officers:
Russell J. Howard(4)	124,400	$839,700	31,250		$176,563
Former Chief Executive Officer and Director	—	—	93,750	(5)	$627,188	(5)
Elliot Goldstein(6)	62,500	$76,250	23,750		$134,188
Former Chief Operating Officer	—	—	71,250	(5)	$397,575	(5)
Lawrence W. Briscoe(7)	—	—	20,000		$113,000
Former Chief Financial Officer	—	—	60,000	(5)	$401,400	(5)

(1)	Except as otherwise noted, the value realized upon exercise of stock options reflects the difference between the market price of the underlying securities at exercise and the exercise or base price of the options and the value realized upon vesting of stock awards reflects the aggregate dollar amount realized upon vesting by multiplying the number of shares of stock or units by the market value of the underlying shares on the vesting date.
(2)	Mr. Sulat was appointed Chief Executive Officer and Chief Financial Officer on September 22, 2009.
(3)	Represents the vesting of restricted stock unit awards covering 70,000 shares of common stock that were accelerated and became fully vested on September 18, 2009 under the terms of our retention agreement with Mr. Yonehiro. The value realized on vesting of this award reflects the closing price of our common stock on that date ($6.68). However, as specified under the terms of the retention agreement, such shares are not deliverable (or were not delivered) to Mr. Yonehiro until the regularly scheduled vesting dates for such awards. 10,000 shares of common stock covered by these restricted stock unit awards were released to Mr. Yonehiro on December 31, 2009 and the value realized upon delivery of the shares was $60,900 based upon the closing price of our common stock on that date ($6.09). The remaining 60,000 shares covered by these restricted stock unit awards will be released to Mr. Yonehiro on May 3, 2010 in accordance with the original vesting schedule of the related award.
(4)	Dr. Howard’s employment was terminated on September 30, 2009.
(5)	Represents the vesting of restricted stock unit awards that were accelerated and became fully vested on the date of termination of the named executive officer under the terms of our amended and restated change of control agreement with each such officer. The value realized on vesting of the award reflects the closing price of our common stock on September 30, 2009 ($6.69) for Dr. Howard and Mr. Briscoe, and the closing price of our common stock on October 30, 2009 ($5.58) for Dr. Goldstein. However, as specified under the terms of the amended and restated change of control agreements, such shares are not deliverable (or were not delivered) to the former officer until six months and one day following the termination date, which occurred on April 1, 2010 for Dr. Howard and Mr. Briscoe and will occur on May 3, 2010 for Dr. Goldstein. The value realized upon delivery of the underlying shares to Dr. Howard Mr. Briscoe on April 1, 2010 was $622,500 and $398,400, respectively, based upon the closing price of our common stock on April 1, 2010 ($6.64). The remaining 71,250 shares covered by Dr. Goldstein’s restricted stock unit award will be released to him on May 3, 2010.
(6)	Dr. Goldstein’s employment was terminated on October 30, 2009.
(7)	Mr. Briscoe’s employment was terminated on September 30, 2009.

Potential Payments Upon Termination or Change of Control

We have typically entered into change of control agreements with each of our executive officers. The change of control agreements provide the executive officers with protection of certain benefits in case of a termination of his or her employment with the Company in connection with a change of control of the Company (as defined in the change of control agreements).

Change of Control Agreement with Mr. Sulat

We have entered into a change of control agreement with Mr. Sulat in connection with his appointment as our Chief Executive Officer and Chief Financial Officer. Under the change of control agreement, a change of control occurs upon:

•	a dissolution or liquidation of the Company, a sale of all or substantially all the assets of the Company;

•

a merger, recapitalization, reorganization, consolidation or other similar transaction in which beneficial ownership of securities of the Company representing at least thirty-five percent (35%) of the combined voting power entitled to vote in the election of directors has changed;

•

an acquisition by any person, entity or group of securities of the Company representing at least thirty-five percent (35%) of the combined voting power entitled to vote in the election of directors; or

•	the individuals who are members of the incumbent board (as defined in the agreement) cease for any reason to constitute at least fifty percent (50%) of the Board.

Under the change of control agreement, if a change of control occurs and, within eighteen (18) months following the change of control (except as described below), either (x) the Company terminates Mr. Sulat’s employment other than for cause, disability (as each term in defined in the change of control agreements) or death or (y) Mr. Sulat terminates his employment with the Company voluntarily with “good reason” (as defined in the change of control agreements), then in each case (subject to the executive officer entering into a release of claims in favor of the Company), Mr. Sulat is eligible to receive the following payments and benefits:

•

a lump sum payment equal to his yearly base salary in effect on the date of termination (without giving effect to any reduction in base salary subsequent to a change of control that constitutes good reason);

•

each of his outstanding equity awards will have their vesting schedule accelerate in full as of the date of termination and the post-termination exercise period of his outstanding stock options and other awards will automatically be extended to their full original term;

•

if on the date of termination Mr. Sulat is covered by any Company-paid health, disability, accident and/or life insurance plans or programs, the Company will provide him with benefits substantially similar to those that he was receiving immediately prior to the date of termination for up to one (1) year; and

•

Mr. Sulat will also be eligible for and receive a full bonus for the calendar year in which his employment terminates, which will not be less than his target bonus amount regardless of the effective date of his termination.

If a change of control occurs and, within eighteen (18) months following the change of control (except as described below), Mr. Sulat’s employment with the Company is terminated as a result of death or disability, then in each case:

•

each of his outstanding equity awards will have their vesting schedule accelerated such that vesting shall occur as if the vesting had occurred on a monthly basis from the last date of vesting to the date of termination; and

•	the Company will provide him and his or her family, if applicable, with health, disability, accident and/or life insurance benefits as described above.

For the purposes of the change of control agreement, “cause” means Mr. Sulat’s: (i) willful and continued failure to substantially perform his duties; (ii) commission of a felony (other than a traffic-related offense) that in the written determination of the Company is likely to cause or has caused material injury to the Company’s business; (iii) dishonesty with respect to a significant matter relating to the Company’s business; or (iv) an uncured material breach of any agreement by and between Mr. Sulat and the Company. For the purposes of the change of control agreement, “good reason” means: (i) any material reduction of Mr. Sulat’s duties, authority or responsibilities relative to his duties, authority, or responsibilities as in effect immediately before such reduction;

(ii) a material reduction by the Company in Mr. Sulat’s base compensation, as in effect immediately before such reduction; (iii) a material change in the geographic location at which Mr. Sulat must perform his duties; or (iv) a material breach by the Company of any provision of the change of control agreement.

The change of control agreement provides that in the event that the severance, acceleration of stock options and other benefits payable to Mr. Sulat described above constitute “parachute payments” within the meaning of Section 280G (as it may be amended or replaced) of the Internal Revenue Code and would be subject to the excise tax imposed by Section 4999 (as it may be amended or replaced) of the Internal Revenue Code, then Mr. Sulat’s benefits shall be either delivered in full, or delivered as to such lesser extent that would result in no portion of such benefits being subject to the excise tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax, results in the receipt by Mr. Sulat on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under the excise tax.

Prior to a change of control of the Company, the right to receive benefits under the change of control agreement will automatically terminate on the date upon which Mr. Sulat ceases to be an executive officer, for any reason or no reason, as evidenced by his written resignation, by action of the Board removing such executive officer as an executive officer of the Company or otherwise.

Severance Arrangement with Mr. Yonehiro

Mr. Yonehiro executed an offer letter from Perseid in connection with his appointment as its Chief Executive Officer and President, which offer letter became effective upon the consummation of the joint venture arrangements with Astellas. Pursuant to the letter agreement, in the event Perseid terminates Mr. Yonehiro’s employment without “cause” or Mr. Yonehiro terminates his employment with Perseid for “good reason,” then conditioned on execution of a release of claims in favor of Perseid, Mr. Yonehiro will receive from Perseid:

•	Continued payments of his then-current base salary for six (6) months following termination.

•	Pro-rated target bonus for the year of termination.

•	Accelerated vesting of Maxygen and Perseid equity awards by an additional six (6) months and extension of post-termination exercise period of vested options by an additional six (6) months.

•

Perseid reimbursement of Mr. Yonehiro’s premium payments for continued medical, dental and vision coverage elected under COBRA for six (6) months, unless Mr. Yonehiro is receiving medical coverage under Maxygen plans.

For the purposes of the letter agreement, “cause” and “good reason” have the same meanings as described above under Mr. Sulat’s change of control agreement. In connection with the joint venture arrangement with Astellas, Maxygen also entered into an amended and restated change of control agreement with Mr. Yonehiro. The agreement amended and restated the prior change in control agreement with Mr. Yonehiro solely to provide for the automatic termination of the agreement on December 31, 2009 (unless a change in control (as defined in the agreement) had occurred prior to such date) and to conform its provisions to the safe harbor “good reason” definition under Section 409A of the Internal Revenue Code of 1986, as amended. If a change of control of Maxygen had occurred prior to December 31, 2009, Mr. Yonehiro would have been entitled to certain benefits under the amended and restated change of control agreement substantially similar to those described below under the amended change of control agreements with our former executive officers. The closing of the transactions contemplated under the joint venture arrangement with Astellas did not constitute a “change in control” under this agreement and, since a change of control of Maxygen did not occur prior to December 31, 2009, the agreement was automatically terminated as of December 31, 2009 and Mr. Yonehiro is no longer entitled to any benefits under the agreement.

In addition, Mr. Yonehiro was also entitled to certain severance benefits under his retention agreement. However, effective upon Mr. Yonehiro’s resignation from Maxygen in connection with his appointment as Chief

Executive Officer and President of Perseid, he is no longer eligible to receive any severance benefits under his retention agreement with Maxygen.

Amended and Restated Change of Control Agreements with Former Executives

In June 2009, in connection with the joint venture arrangement with Astellas, we entered into amended and restated change of control agreements with each of Dr. Howard, Dr. Goldstein and Mr. Briscoe that became effective upon the consummation of the joint venture arrangements with Astellas in September 2009. Under the amended restated change in control agreements, the closing of the joint venture transactions constituted a “change in control” for purposes of such agreements. The amended and restated change in control agreements also provided that the officers would terminate employment with the Company after a transition period of up to six months following the closing of the joint venture transactions (as determined by our Board). The Board terminated the employment of Dr. Howard and Mr. Briscoe on September 30, 2009 and terminated the employment of Dr. Goldstein on October 30, 2009, at which time each officer became eligible to receive the following payments and benefits, which were subject to each officer entering into a release of claims agreement and a three-year non-competition and non-solicitation agreement in favor of the Company:

•	A lump sum payment equal to three times the executive officer’s 2009 base salary, payable on the first payroll date on or after six (6) months and one day following the employment termination date.

•	Full accelerated vesting of outstanding equity awards as of the termination date.

•

Company reimbursement of the executive officer’s premium payments for continued medical, dental and vision coverage elected under COBRA for the duration of the period the executive officer and his eligible dependants are eligible for COBRA coverage (generally 18 months but may be extended in certain circumstances), or until the executive obtains comparable alternative coverage.

•

Extension of the post-termination exercise period to the full original term for outstanding stock options with an exercise price of $20.00 or less and cancellation of options with an exercise price above $20.00.

•

Eligibility for 2009 calendar year bonus (in an amount determined in the discretion of the Board), in an amount pro-rated based on the executive’s period of service during the year. As noted above, in December 2009, the Board determined that none of Dr. Howard, Dr. Goldstein or Mr. Briscoe would receive a bonus for 2009.

We intend these change of control and severance arrangements to comply with requirements of Section 409A of the Internal Revenue Code and have designed the agreements to ensure that the arrangements are either exempt from, or satisfy the requirements of, Section 409A.

Consulting Arrangements

In addition to the change of control and severance arrangements described above, we from time to time enter into consulting arrangements with certain key employees, including executive officers, in connection with their resignation or other termination of their employment. In addition, as a further condition to receipt of benefits under the restated change in control agreements with our former executive officers, each former officer entered into a consulting agreement with us to provide for their continued consulting services. The consulting agreements with Dr. Howard, Dr. Goldstein and Mr. Briscoe became effective immediately following each executive officer’s termination of employment with us and provide for an hourly consulting fee for services provided to us at our request. The hourly fee is $260 for Dr. Howard, $220 for Dr. Goldstein and $185 for Mr. Briscoe. The consulting agreements have a term of three years for the date of each officer’s termination and are terminable earlier by Maxygen upon ninety (90) days written notice or due to the death or disability of the service provider. The actual amounts paid to each individual in 2009 under his consulting agreement are included in the Summary Compensation Table on page 36.

Estimated Potential Payments

The table below sets forth the estimated or actual current value of potential payments and benefits to each of the named executive officers under the change of control and severance arrangements described above. In the case of Mr. Sulat and Mr. Yonehiro, the amounts shown assume that the triggering events occurred on December 31, 2009 and, in the case of Dr. Howard, Dr. Goldstein and Mr. Briscoe, the amounts shown reflect actual amounts earned in connection with the qualifying termination of each officer under his change of control agreement. The amounts shown below do not include (i) benefits earned during the term of the named executive officer’s employment that are available to all employees, such as accrued vacation; and (ii) benefits paid by insurance providers under life and disability policies. The actual amounts or value to be paid to or received by the executive officer can only be determined at the time of such executive officer’s separation from the Company or the at the time of actual receipt of benefits.

Triggering Event		Potential Payment or Benefit
		Mr. Sulat(1)	Mr. Yonehiro(2)	Dr. Howard(3)	Dr. Goldstein(3)	Mr. Briscoe(3)
Termination by Company Without Cause or by Executive for Good Reason	Cash payment(4)	$788,280	$330,000	$1,561,560	$1,319,484	$1,111,420
	Acceleration of unvested equity awards(5)	$2,436,000	$—	$649,136	$460,859	$412,374
	Continuing health, disability, accident and/or life insurance benefits(6)	$19,451	$13,812	$41,436	$41,436	$29,176

	Total	$3,243,731	$343,812	$2,252,133	$1,821,780	$1,552,970

Termination Due to Death or Disability	Cash payment(4)	$0	—	—	—	—
	Acceleration of unvested equity awards(5)	$2,436,000	—	—	—	—
	Continuing health, disability, accident and/or life insurance benefits	$19,451	—	—	—	—

	Total	$2,455,451	—	—	—	—

(1)	Reflects estimated current value of potential payments and benefits to Mr. Sulat upon a qualifying termination of employment within 18 months following a change of control under Mr. Sulat’s change of control agreement.
(2)	Reflects estimated current value of potential payments and benefits upon a qualifying termination of employment under Mr. Yonehiro’s employment agreement with Perseid.
(3)	Reflects actual and estimated current value of payments and benefits earned under the former officer’s amended and restated change of control agreement in connection with such officer’s termination subsequent to the consummation of the joint venture arrangement with Astellas in September 2009. Dr. Howard and Mr. Briscoe became entitled to such payments and benefits upon their termination on September 30, 2009 and Dr. Goldstein became entitled to such payments and benefits upon his termination on October 30, 2009.
(4)	For Mr. Sulat, amount reflects his annual base salary as of December 31, 2009, plus his full target bonus for 2009. For Mr. Yonehiro, amount reflects six months of his annual base salary as of December 31, 2009, plus his full target bonus for 2009. For Dr. Howard, Dr. Goldstein and Mr. Briscoe, amounts reflect actual cash amounts earned equal to three (3) times the former executive’s annual base salary for 2009.
(5)

For Mr. Sulat, reflects the intrinsic value of 400,000 shares of restricted Company common stock that would have become vested before the applicable stated vesting date as a result of a qualifying termination. The intrinsic value of each accelerated share of restricted stock is the closing price of our common stock on December 31, 2009 ($6.09). As of December 31, 2009, Mr. Sulat did not hold any unvested stock options at an exercise price less than $6.09. For Dr. Howard, Dr. Goldstein and Mr. Briscoe, reflects the intrinsic value of the aggregate in-the-money options and/or restricted stock units that became vested before the applicable stated vesting date as a result of a qualifying termination in connection with a change of control. For these former officers, the intrinsic value of stock options is the aggregate difference between the closing price of our common stock on the date of termination and the exercise prices of the accelerated options, if less than the closing price of our common stock on such date. The intrinsic value of each accelerated restricted stock unit is the closing price of our common stock on the date of termination. Dr. Howard and Mr. Briscoe were terminated on September 30, 2009 and the closing price of our common stock on such date was $6.69. Dr. Goldstein was terminated on October 30, 2009 and the closing price of our common stock on such date was $5.58.
(6)	For Mr. Sulat, reflects the estimated cost of premiums for 12 months under COBRA for group medical, dental and vision coverage, based on the premiums in effect at December 31, 2009. For Mr. Yonehiro, reflects the estimated cost of premiums for six months under COBRA for group medical, dental and vision coverage, based on the premiums in effect at December 31, 2009. For Dr. Howard, Dr. Goldstein and Mr. Briscoe, reflects the estimated cost of premiums for 18 months under COBRA for group medical, dental and vision coverage, based on the premiums in effect at December 31, 2009.

DIRECTOR COMPENSATION

Prior to September 2009, non-employee directors of the Company were paid (i) an annual retainer of $25,000; (ii) the Chairs of the Audit Committee, Compensation Committee, and Strategy Committee received an additional annual retainer of $15,000; (iii) the Chair of the Board received an additional annual retainer of $20,000; (iv) a meeting fee of $2,500 for each regularly scheduled Board meeting attended; and (v) a meeting fee of $1,000 for each Committee meeting attended.

In September 2009 and March 2010, the Board modified Board compensation so that non-employee directors of the Company are paid (i) an annual retainer fee of $40,000; (ii) an annual retainer fee of $20,000 for service as chairperson of the Audit Committee of the Board, if applicable; (iii) an annual retainer fee of $15,000 for service as chairperson of any committee of the Board other than the Audit Committee, if applicable; (iv) an annual retainer fee of $5,000 for service as a member (but not the chairperson) of any committee of the Board, if and as applicable; (v) a meeting fee of $5,000 per meeting of the Board; (vi) a meeting fee of $1,000 per special or telephonic meeting of the Board of limited duration; (vii) a meeting fee of $5,000 per meeting of the Alliances Committee of the Board; and (viii) a meeting fee of $1,000 per meeting of a committee of the Board other than the Alliances Committee (including meetings of any special or ad hoc committee of the Board).

Non-employee members of the Board receive nondiscretionary, automatic grants of 15,000 restricted shares of common stock of the Company on the date that the Board member first is appointed or elected to the Board. In addition, non-employee members of the Board receive nondiscretionary, automatic grants of 10,000 restricted shares of common stock of the Company each year on the date of the first meeting of the Board immediately following each annual meeting of stockholders of the Company (even if held on the same day as any such annual meeting of stockholders of the Company); provided, however, that the Board member is not an employee of the Company as of any such date.

Both the initial and annual awards of restricted shares of common stock of the Company to non-employee members of the Board will be made under the 2006 Plan, and, subject to the non-employee Board member’s continuous service to the Company, will vest as to 25% of the shares subject to the award each year on the first four anniversaries of the grant date; provided, however, that all shares subject to an award will immediately vest upon occurrence of a change in control or dissolution of the Company.

From time to time, the Board also approves the grant of additional equity awards to individual directors. In May 2008, the Board approved the grant of a restricted stock unit award covering 60,000 shares of Company common stock to Mr. Isaac Stein in his capacity as Chairman of the Board. This award was subject to the same terms and conditions applicable to the restricted stock unit awards granted to Company employees and became fully vested on November 30, 2009. The Board also previously approved one-time grants of stock options to Mr. James Sulat in November 2005 and to Dr. Louis Lange in December 2005, each covering 30,000 shares. These option grants vested in equal installments on the anniversary of the grant date over a four-year period. In addition, on September 22, 2009, the Board authorized and approved special one-time grants of equity awards under the 2006 Plan to Mr. Stein and each non-employee member of the Board. Each non-employee member of the Board received (i) options to purchase 20,000 shares of common stock of the Company; (ii) 20,000 restricted shares of common stock of the Company; and (iii) CPUs in the following amounts:

Name	CPU Award (# units)
Louis Lange	64,388
Kenneth Lee	15,314
Ernest Mario	40,669
Gordon Ringold	40,669

Mr. Stein received (i) options to purchase 200,000 shares of common stock of the Company, (ii) 200,000 restricted shares of common stock of the Company, and (iii) 290,813 CPUs. These awards are subject to the same terms and conditions applicable to the awards granted to Company employees on such date, with 10% of the shares subject to the award on the first anniversary of the grant date, quarterly thereafter until the second anniversary of the grant date as to 20% of the shares subject to the award, quarterly thereafter until the third anniversary of the grant date as to 45% of the shares subject to the award, and quarterly thereafter until the fourth anniversary of the grant date as to the remaining 25% of the shares subject to the award; provided, however, that all shares subject to the award will immediately vest upon occurrence of a change in control or dissolution of the Company. The stock options had an exercise price of $6.53, which was the closing price of our common stock on the Nasdaq Global Market on the date of grant, and expire ten years after the date of grant.

In addition to the compensation paid or awarded to Mr. Stein for his services as a member of the Board and Executive Chairman of the Board, in 2006 the Company entered into a consulting agreement with Waverley Associates, Inc., or Waverley, a private investment firm for which Mr. Stein is the president and sole stockholder. Under this consulting arrangement, the Company pays consulting fees to Waverley and granted Mr. Stein an option to purchase shares of the Company’s common stock. See “Related Party Transactions” below. The amounts paid to Waverley in 2009 under the consulting agreement are included in the Director Compensation table below.

2009 Director Compensation Table

The following table shows compensation paid, earned or awarded to each of the non-employee members of our Board for 2009.

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Option Awards(1)	All Other Compensation		Total
Isaac Stein, Executive Chairman	$67,500	$1,306,000	$754,720	$377,942	(2)	$2,506,162
James R. Sulat(3)	—	—	—	—		—
M.R.C. Greenwood(4)	$27,500	—	—	—		$27,500
Russell J. Howard(5)	—	—	—	—		—
Louis G. Lange	$59,719	$195,900	$75,472	$0		$331,091
Kenneth B. Lee, Jr.(6).	$26,808	$195,900	$75,472	$0		$298,180
Ernest Mario	$52,459	$195,900	$75,472	$0		$323,831
Gordon Ringold	$66,459	$195,900	$75,472	$0		$337,831

(1)	Represents aggregate grant date fair value of stock options and shares of restricted stock awarded to the director in 2009 computed in accordance with FASB ASC Topic 718. See Note 1 of the consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 regarding assumptions underlying valuation of equity awards. These amounts reflect the fair value of these awards for accounting purposes and do not represent the actual compensation received, or the actual value that may be realized, by the director. Aggregate option and stock awards held by each of our directors as of December 31, 2009 is set forth below:

Name	Aggregate Option Awards Outstanding as of December 31, 2009	Aggregate Stock Awards Outstanding as of December 31, 2009
Isaac Stein, Chairman	507,500	200,000
James R. Sulat	487,500	400,000
Louis G. Lange	92,500	30,000
Kenneth B. Lee, Jr.	20,000	30,000
Ernest Mario	117,500	30,000
Gordon Ringold	77,500	30,000

In addition, the compensation amounts above do not include any amounts attributable to the CPU awards granted to each director in September 2009. Because the value of a CPU award, including the number of shares of common stock and/or the value of cash or other property to be received in connection with the settlement of a CPU award, cannot be reasonably estimated unless and until we make a qualifying dividend or distribution to our stockholders, no grant date fair value was attributable to these awards and we did not otherwise recognize any expense in 2009 related to these awards. Accordingly no dollar amounts attributable to the CPU awards with respect to grant date fair value is included in the compensation table above. See “Compensation Discussion and Analysis— Executive Compensation Decisions in 2009 & 2010—Equity Incentive Program—Contingent Performance Units.”

(2)	Represents (i) $374,383 paid or payable to Waverley during 2009 pursuant to the above referenced consulting agreement and (ii) $3,559 representing the Company’s portion of premiums for medical, dental and vision coverage under the Company’s group policies. Effective September 22, 2009, Mr. Stein no longer receives additional compensation for his service as a director.
(3)	Mr. Sulat was appointed our Chief Executive Officer and Chief Financial Officer on September 22, 2009. As a result, his compensation is set forth in the Summary Compensation Table on page 36. Effective upon such appointment, Mr. Sulat no longer receives additional compensation for his service as a director.
(4)	Dr. Greenwood resigned as a director at our 2009 annual meeting of stockholders on September 18, 2009.
(5)	Dr. Howard, our former Chief Executive Officer, resigned as a director effective upon the termination of his employment on September 30, 2009. Dr. Howard received no additional compensation for his service as a director during 2009.
(6)	Mr. Lee was elected as a director at our 2009 annual meeting of stockholders on September 18, 2009.

RELATED PARTY TRANSACTIONS

Consulting Arrangement with Waverley

On April 1, 2006, the Company entered into a two-year consulting agreement with Waverley for which Mr. Isaac Stein is the president and sole stockholder. Mr. Stein also currently serves as Chairman of our Board. Pursuant to the terms of the agreement, Waverley makes the consulting services of Mr. Stein available to assist the Company and its affiliates and their respective management, employees and agents regarding the business of the Company. On September 22, 2009, the Board approved an amendment to the consulting agreement to increase the consulting fees payable by the Company to Waverley from $24,166 per month to $50,000 per month. In addition, pursuant to the terms of the agreement, the Company previously granted Mr. Stein an option to purchase 250,000 shares of the Company’s common stock. The option has an exercise price of $8.29 per share and became fully vested and exercisable in May 2007. The option was granted under and is subject to the terms of the 1997 Plan and a related stock option agreement. The consulting agreement provides for the automatic renewal of the agreement for successive one-year terms and a two-year notice period for termination of the agreement by either party. Effective September 22, 2009, Mr. Stein no longer receives additional compensation for his service as a director. The amount paid or payable to Waverley under the consulting agreement during 2009 is set forth in the Director Compensation table above.

Consulting Arrangements with Former Officers

As a further condition to receipt of benefits under the restated change in control agreements, the former executive officers of the Company have each entered into a consulting agreement with the Company. The consulting agreements with Dr. Howard, Dr. Goldstein and Mr. Briscoe became effective immediately following such executive officer’s termination of employment with the Company and provide for an hourly consulting fee for services provided to Maxygen at Maxygen’s request. The hourly fee is $260 for Dr. Howard, $220 for Dr. Goldstein and $185 for Mr. Briscoe. The consulting agreements have a term of three years and are terminable earlier by Maxygen upon ninety (90) days written notice or due to the death or disability of the service provider. The amount paid or payable to each former executive under his consulting agreement during 2009 is included in the Summary Compensation table above.

Change of Control Arrangements

We have entered into change of control agreements and retention and severance arrangements with each of our named executive officers. Information regarding the material terms and potential payments under such agreements for the named executive officers is provided in the section titled “Potential Payments Upon Termination or Change of Control” on page 45.

Indemnity Agreements

We have entered into indemnification agreements with each of our directors and executive officers. These agreements require the Company to indemnify such individuals, to the fullest extent permitted by Delaware law, for certain liabilities to which they may become subject as a result of their affiliation with the Company.

Policies and Procedures

Our Code of Business Conduct and Ethics for Employees, Executive Officers and Directors establishes the corporate standards of behavior for all our employees, officers, and directors and generally prohibits transactions that result in a conflict of interest. A conflict of interest occurs when an individual’s private interest interferes, or appears to interfere, with our interests. Our Code of Business Conduct requires all employees, officers, and directors to report potential conflicts of interest. A copy of the Code of Business Conduct is available on our website at www.maxygen.com under “Corporate Governance.” In addition, our Corporate Governance Guidelines require that, on an annual basis, each director and executive officer complete a Director and Officer Questionnaire identifying any transactions with us in which the executive officer or director or their family members have an interest. A copy of the Company’s Corporate Governance Guidelines is available on our website at www.maxygen.com under “Corporate Governance.” The Corporate Governance and Nominating Committee is responsible for reviewing and approving any waiver or exception to our Code of Business Conduct that involves a director or executive officer. This obligation is set forth in writing in the Corporate Governance and Nominating Committee charter, a copy of which is available on our website at www.maxygen.com under “Corporate Governance.”

STOCKHOLDER PROPOSALS

Under our amended and restated bylaws and the rules promulgated by the SEC, proposals of our stockholders that are intended to be presented at our 2011 Annual Meeting of Stockholders or to be included in the proxy statement and form of proxy relating to that Annual Meeting must be submitted in writing to the Secretary of the Company at our principal executive offices at 515 Galveston Drive, Redwood City, California 94063, no later than January 27, 2011, 120 days prior to the first anniversary of this year’s Annual Meeting (unless the 2011 Annual Meeting of Stockholders is advanced by more than 30 days or delayed by more than 60 days from such anniversary date). Notices of stockholder proposals must also meet all the other requirements as specified in our restated bylaws. Stockholders are advised to review our restated bylaws, which contain additional requirements with respect to advance notice of stockholder proposals. A copy of our amended and restated bylaws is available on our website at www.maxygen.com under “Corporate Governance” and may also be obtained by writing to our Corporate Secretary at the address above.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than 10% of the Company’s common stock to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms that they file. Based solely upon its review of the copies of such forms furnished to the Company and written representations from the executive officers and directors, the Company believes that all Section 16(a) filing requirements were timely met during 2009.

HOUSEHOLDING

As permitted by the Exchange Act, only one copy of this Proxy Statement and the accompanying Annual Report are being delivered to stockholders residing at the same address, unless such stockholders have notified the Company of their desire to receive multiple copies of the Company’s proxy statements and annual reports.

The Company will promptly deliver, upon oral or written request, a separate copy of the Proxy Statement and Annual Report to any stockholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed in writing to Corporate Secretary, Maxygen, Inc., 515 Galveston Drive, Redwood City, California 94063 or by telephone to Maxygen, Inc. (650) 298-5300. Stockholders wishing to receive separate copies of the Company’s proxy statements and annual reports in the future, and stockholders sharing an address that wish to receive a single copy of the Company’s proxy statements and annual reports if they are receiving multiple copies of the Company’s proxy statements and annual reports, should also direct requests as indicated in the preceding sentence.

WHERE YOU CAN FIND MORE INFORMATION

The Company’s Annual Report for the fiscal year ended December 31, 2009 is being mailed with this Proxy Statement to stockholders of the Company and is posted on our website.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC’s website at http://www.sec.gov. You also may obtain free copies of the documents we file with the SEC by going to the Investors page of our corporate website at www.maxygen.com. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and is not incorporated herein by reference.

Statements contained in this proxy statement, or in any document incorporated by reference in this proxy statement regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. We incorporate by reference the documents listed below and any documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the date of the special meeting:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2009 (filed on March 11, 2010).

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of proxy statements and any of the documents incorporated by reference in this document or other information concerning us, without charge, by written or telephonic request directed to us at 515 Galveston Drive, Redwood City, California 94063, Telephone (650) 298-5300, on the Investors page of our corporate website at www.maxygen.com or from the SEC through the SEC’s website at the address provided above. Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents.

This proxy statement does not constitute the solicitation of a proxy in any jurisdiction to or from any person to whom or from whom it is unlawful to make such proxy solicitation in that jurisdiction. You should rely only on the information contained or incorporated by reference in this proxy statement to vote your shares at the annual meeting. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated April 16, 2010. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders does not create any implication to the contrary.

OTHER BUSINESS

The Board does not presently intend to bring any other business before the Annual Meeting, and, so far as is known to the Board, no matters are to be brought before the Annual Meeting except as specified in the Notice of the Meeting. As to any business that may properly come before the Annual Meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

By Order of the Board of Directors
/s/ John M. Borkholder
John M. Borkholder Secretary

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X

015ZOC

6 1 D V +

Annual Meeting Proxy Card

.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

+

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

Change of Address — Please print your new address below. Comments — Please print your comments below.

B Non-Voting Items

Meeting Attendance

Mark the box to the right

if you plan to attend the

Annual Meeting.

For Against Abstain

2. To ratify the selection of Ernst & Young LLP as the

independent registered accounting firm of Maxygen for the

fiscal year ending December 31, 2010.

3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

01—Louis G. Lange

04—Gordon Ringold

02—Kenneth B. Lee, Jr.

05—Isaac Stein

03—Ernest Mario

06—James R. Sulat

1. Election of Directors: For Withhold For Withhold For Withhold

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140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND

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MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

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MR A SAMPLE

DESIGNATION (IF ANY)

ADD 1

ADD 2

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C 1234567890 J N T

1234 5678 9012 345

_IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE._

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by

1:00 a.m., Central Time, on May 27, 2010.

Vote by Internet

• Log on to the Internet and go to

www.investorvote.com/maxy

• Follow the steps outlined on the secured website.

Vote by telephone

• Call toll free 1-800-652-VOTE (8683) within the USA,

US territories & Canada any time on a touch tone

telephone. There is NO CHARGE to you for the call.

• Follow the instructions provided by the recorded message.

PROXY SOLICITED BY THE BOARD OF DIRECTORS OF MAXYGEN, INC.

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 27, 2010

The undersigned hereby appoints John Borkholder with full power of substitution, to represent the undersigned at the Annual Meeting of Stockholders of

Maxygen, Inc. (the “Company”) to be held at 8:30 a.m. local time on Thursday, May 27, 2010, at the offices of Maxygen, Inc., 301 Galveston Drive,

Redwood City, California 94063, and at any adjournments or postponements thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present at the meeting on the matters stated on the reverse side.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED. WHEN NO CHOICE IS INDICATED, THIS PROXY WILL BE VOTED

FOR THE ELECTION OF THE SIX NOMINEES AND FOR ALL OTHER PROPOSALS. In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the meeting or any adjournments or postponements thereof to the extent authorized by

Rule 14a-4(c) promulgated under the Securities Exchange Act of 1934, as amended.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Proxy. Only stockholders of record at the close of business on April 1, 2010 are entitled to notice of, and to vote at, the meeting or any adjournment thereof.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE AND PROMPTLY RETURN THE

ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE SO THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING.

YOU MAY ALSO VOTE VIA THE TELEPHONE OR OVER THE INTERNET, AS DESCRIBED ON THE REVERSE SIDE.

.

Proxy — Maxygen, Inc.

_IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE._